                                                       [LOGO OF CSX CORPORATION]


                                                 March 26, 2001

Dear CSX Shareholder:

     You are cordially invited to attend our Annual Meeting of Shareholders on Tuesday, May 1, 2001, at 10:00 a.m. (EDT), at The Greenbrier, White Sulphur Springs, West Virginia. Your Board of Directors and management look forward to greeting those shareholders able to attend.

     The proposals to be acted upon at the Meeting include the election of 14 directors, the appointment of independent auditors, and approval of an employee stock purchase plan. The Board of Directors believes that these proposals are in the best interests of the Company and its shareholders and recommends a vote for each of these proposals.

     Also to be acted upon at the meeting is a shareholder proposal regarding change in control employment agreements. The Board of Directors believes this proposal is not in the best interests of the Company and its shareholders and recommends a vote against this proposal.

     If you plan to attend the Meeting, please complete and mail the form included in the brochure containing information about the Meeting, The Greenbrier, and ticketing procedures.

     Whether or not you are able to attend the Meeting, it is important that your shares be represented, no matter how many shares you own. Therefore, you are urged to vote promptly.

                                           /s/ John W. Snow

                                           John W. Snow
                                           Chairman of the Board,
                                           President and Chief Executive Officer
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                    Notice of Annual Meeting of Shareholders

                                                Richmond, Virginia
                                                March 26, 2001

To Our Shareholders:

     The Annual Meeting of Shareholders of CSX Corporation will be held at The Greenbrier, White Sulphur Springs, West Virginia, on Tuesday, May 1, 2001, at 10:00 a.m. (EDT), for the purpose of considering and acting upon the following matters:

     1.   Election of 14 directors;
     2. Appointment of Ernst & Young LLP as independent certified public accountants for 2001;
     3.   Approval of the CSX 2001 Employee Stock Purchase Plan;
     4. Shareholder proposal regarding Change in Control Employment Agreements; and
     5.   Such other matters as may properly come before the Meeting.

     The above matters are described in the Proxy Statement. You are urged, after reading the Proxy Statement, to vote your shares by proxy using one of the following methods: (a) over the Internet, (b) by telephone using the instructions on the enclosed proxy card, or (c) mark, sign, date, and return the enclosed Proxy by mail to assure that your shares are represented at the Meeting.

     Only shareholders of record at the close of business on March 2, 2001, will be entitled to vote at the Meeting, either in person or by proxy. This Proxy Statement is being mailed to those shareholders on or about March 26, 2001.


                                              By Order of the Board of Directors

                                              /s/ Alan A. Rudnick

                                              Alan A. Rudnick
                                              Vice President - General Counsel
                                              and Corporate Secretary

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                                PROXY STATEMENT

General Information

     The enclosed Proxy is solicited by the Board of Directors of CSX Corporation ("CSX" or the "Company"). A Proxy may be revoked by a shareholder at any time before it is voted by notice in writing delivered to the CSX Corporate Secretary, by timely receipt of another proxy (including an Internet or telephone vote), or by voting in person at the Annual Meeting.

     CSX is the parent of CSX Transportation, Inc. ("CSXT"); CSX Lines LLC; CSX World Terminals LLC; CSX Intermodal, Inc.; and The Greenbrier Resort Management Company. The address of CSX's principal executive offices is One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031.

Shares Outstanding and Voting Rights

     As of March 2, 2001, CSX had outstanding 213,322,075 shares of common stock entitled to one vote per share. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for the transaction of business. Only shareholders of record at the close of business on March 2, 2001, will be entitled to vote. CSX is not aware of any matters to come before the meeting other than those set forth in the accompanying Notice and this Proxy Statement.


1.   ELECTION OF DIRECTORS

     Fourteen directors are to be elected to hold office until the next Annual Meeting of Shareholders is held and their successors are elected. However, the term of any director who is also a CSX officer ends if he or she ceases to be an employee of the Company. Votes will be cast, unless otherwise specified, for the election of those named below. If, at the time of the meeting, any nominee should be unable to serve as a director, such votes will be cast for such substitute nominee as may be nominated by the Board of Directors. All of the nominees listed were previously elected directors by the shareholders.

     As of the date of this Proxy Statement, the Board of Directors has no reason to believe that any of the nominees named will be unable or unwilling to serve. There are no family relationships among any of these nominees or among any of these nominees and any officer, nor any arrangement or understanding between any nominee and any other person pursuant to which the nominee was selected.

     In the election of directors, those receiving the greatest number of votes shall be elected, even if such votes do not constitute a majority. Certain information regarding each nominee follows. Each nominee has consented to being named in the Proxy Statement and to serve if elected.

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[PHOTO OF ELIZABETH E. BAILEY]
Elizabeth E. Bailey, 62, is the John C. Hower Professor of Public Policy and Management, The Wharton School of the University of Pennsylvania. She is a director of Philip Morris Companies, Inc., and Teachers Insurance and Annuity Association-College Retirement Equities Fund. Dr. Bailey has been a director of CSX since November 1989. She is Chair of the Board's Audit Committee and a member of the Nominating and Organization Committee and the Executive Committee.

[PHOTO OF H. FURLONG BALDWIN]
H. Furlong Baldwin, 69, has been Chairman of Mercantile Bankshares Corporation, a bank holding company since March 2001. Previously, he was Chairman, President, and Chief Executive Officer of Mercantile Bankshares Corporation. He is also a director of CEG, Inc.; NASD, Inc.; and The Saint Paul Companies. Mr. Baldwin has been a director of CSX since October 1998 and is a member of the Board's Audit Committee.

[PHOTO OF CLAUDE S. BRINEGAR]
Claude S. Brinegar, 74, is retired from Unocal Corp., a high technology earth resources company, where he served as Vice Chairman from 1990 to 1995. Until 1997, he was a visiting scholar at Stanford University. He has been a director of CSX since October 1998 and is a member of the Board's Nominating and Organization Committee.

[PHOTO OF ROBERT L. BURRUS, JR.]
Robert L. Burrus, Jr., 66, is a partner in and Chairman of McGuireWoods LLP, a law firm. Mr. Burrus is a director of Concepts Direct, Inc.; S&K Famous Brands, Inc.; and Smithfield Foods, Inc. Mr. Burrus has been a director of CSX since April 1993 and is a member of the Board's Nominating and Organization Committee and the Pension Committee.

[PHOTO OF BRUCE C. GOTTWALD]
Bruce C. Gottwald, 67, is Chairman and Chief Executive Officer of Ethyl Corporation, a worldwide producer of petroleum additives. Mr. Gottwald has been a director of CSX since April 1988 and is Chair of the Board's Pension Committee and a member of the Compensation Committee and the Executive Committee.

[PHOTO OF JOHN R. HALL]
John R. Hall, 68, is the former Chairman of the Board of Directors of Bank One Corporation, a bank holding company, a position he held from December 1999 to March 2000. Previously, Mr. Hall was Chairman of Arch Coal, Inc., a coal mining company, from July 1997 to December 1998; and, prior to February 1997, he was Chairman and Chief Executive Officer of Ashland Inc., a diversified energy company with operations in petroleum refining and marketing, chemicals, highway construction, oil and gas exploration and coal. He is a director of Bank One Corporation; The Canada Life Assurance Company; Humana Inc.; UCAR International Inc.; and United States Enrichment Corp. Mr. Hall has been a director of CSX since May 1994 and is a member of the Board's Compensation Committee and the Nominating and Organization Committee.

[PHOTO OF E. BRADLEY JONES]
E. Bradley Jones, 73, is a private consultant and former Chairman and Chief Executive Officer of LTV Steel Company. He is a director of RPM Inc. He has been a director of CSX since October 1998 and is a member of the Board's Pension Committee.

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[PHOTO OF ROBERT D. KUNISCH]
Robert D. Kunisch, 59, has been Special Partner in ABS Capital Partners, Inc., a private equity investment firm, since January 2001, and Senior Adviser to the Chief Executive Officer of Cendant Corporation, a global provider of consumer and business services primarily in the membership, travel and real estate services segments, since January 2000. He is also engaged in various other business activities. From December 1997 to January 2000, Mr. Kunisch was Vice Chairman of Cendant Corporation. Prior to December 1997, he was Chairman, President and Chief Executive Officer of PHH Corporation, a provider of value-added business services, including vehicle management, real estate, and mortgage banking services. Mr. Kunisch has been a director of CSX since October 1990 and is a member of the Board's Compensation Committee and the Nominating and Organization Committee.

[PHOTO OF JAMES W. MCGLOTHLIN]
James W. McGlothlin, 60, is Chairman and Chief Executive Officer of The United Company, a diversified energy company. He is a director of Birmingham Steel Corporation. He has been a director of CSX since November 1989 and is a member of the Board's Audit Committee and Pension Committee.

[PHOTO OF SOUTHWOOD J. MORCOTT]
Southwood J. Morcott, 62, is the retired Chairman of the Board of Dana Corporation, a manufacturer of automotive and truck parts and provider of commercial credit, a position he had held since February 1999 through April 2000. Prior to February 1999, he was Chairman and Chief Executive Officer of Dana Corporation. He is a director of Johnson Controls, Inc.; Navistar International Corporation; and Phelps Dodge Corporation. Mr. Morcott has been a director of CSX since July 1990 and is a member of the Board's Audit Committee and the Pension Committee.

[PHOTO OF CHARLES E. RICE]
Charles E. Rice, 65, has been Chairman of Mayport Venture Partners LLC, a venture capital firm, since January 2001. From December 1998 to January 2001, he was Vice Chairman, Corporate Development, of Bank of America Corp., a bank hold-ing company. From April 1998 through October 1998, he was Chairman of NationsBank, Inc., a bank holding company. Previously, he was Chairman and Chief Executive Officer of Barnett Banks, Inc., a bank holding company. He is a director of Post Properties, Inc. and Sprint Corporation. Mr. Rice has been a director of CSX since April 1990 and is Chair of the Board's Compensation Committee and a member of the Executive Committee.

[PHOTO OF WILLIAM C. RICHARDSON]
William C. Richardson, 60, is President and Chief Executive Officer of the W. K. Kellogg Foundation, a major philanthropic institution. He is a director of The Bank of New York Company, Inc., and The Kellogg Company. Dr. Richardson has been a director of CSX since December 1992 and is Chair of the Board's Nominating and Organization Committee and a member of the Executive Committee.

[PHOTO OF FRANK S. ROYAL]
Frank S. Royal, M.D., 61, is a physician in private practice in Richmond, Va., and a health care expert. He is a director of Chesapeake Corporation; Dominion Resources, Inc.; HCA, The Healthcare Corporation; and SunTrust Banks, Inc. Dr. Royal has been a director of CSX since January 1994 and is a member of the Board's Audit Committee and Compensation Committee.

[PHOTO OF JOHN W. SNOW]
John W. Snow, 61, is Chairman of the Board, President and Chief Executive Officer of CSX. Mr. Snow is a director of Circuit City Stores, Inc.; Johnson & Johnson; USX Corporation; and Verizon Communications. Mr. Snow has been a director of CSX since April 1988 and is Chair of the Board's Executive Committee.

Meetings of the Board

     During 2000, there were seven meetings of the CSX Board of Directors. With the exception of Mr. McGlothlin, each director attended 75 percent or more of the meetings of the Board of Directors and committees on which he or she served during the period he or she was a director.

Corporate Governance

     The CSX Board of Directors is committed to governance principles and practices that facilitate the Board in fulfilling its fiduciary duties to shareholders and to the Company. Much of the Board's work is conducted through committees as described below. The role and jurisdiction of each committee is set forth in written charters, and the appropriateness of the committee structure is reviewed regularly. The Board has established and maintains qualification guidelines for candidates for director. Reviews of each director's performance and continuing qualification for Board membership, as well as the Board's performance as a working group, are conducted on a regular basis.

Committees of the Board

     CSX's Board of Directors has the following committees to assist it in the discharge of its responsibilities. The biographical information in "Election of Directors" includes committee memberships currently held by each nominee.

     The Executive Committee meets only on call and has authority to act for the Board on most matters during the intervals between Board meetings. The
Executive Committee has five members. It held no meetings in 2000.

     The Audit Committee approves and recommends independent auditors to the Board and to the shareholders. Its primary functions include satisfying itself on behalf of the Board that the Company's internal control structure, policies, procedures and external and internal auditing activities assure reliable and informative accounting and financial reporting. Specifically, the Committee, through meetings with and reports from management, the auditors, or both, reviews the scope of the auditors' examination, audit reports and CSX's internal auditing procedures; reviews and monitors policies established to prohibit unethical, questionable or illegal activities by those associated with CSX; receives reports from management and outside auditors regarding matters that can have an adverse economic impact on the Company; receives reports from internal and outside auditors on matters that could impact the Company's internal control and financial reporting and integrity; and reviews the compensation paid to the auditors for annual audit and non-audit services and the effect of such compensation and services on the independence of the auditors. The Charter of the Audit Committee is attached as Appendix A to this Proxy Statement. The Audit Committee has five members, none of whom is a Company employee and each of whom the Board of Directors has determined to be independent. It held five meetings in 2000.

     The primary functions of the Compensation Committee are to establish the Company's compensation philosophy and to review and approve, or recommend approval of, compensation and compensation plans, including certain benefits, for key employees (as determined by this Committee from time to time), to establish performance objectives for certain executives, and to certify the attainment of those objectives in connection with the payment of performance-based compensation within the meaning of Internal Revenue Code
Section 162(m). In addition, the Committee monitors the administration of certain executive compensation and benefit programs. The Compensation Committee has five members, none of whom is a Company employee and all of whom are "outside directors" within the meaning of regulations promulgated pursuant to Internal Revenue Code Section 162(m). It held five meetings in 2000.

     The Pension Committee monitors funding and administration of certain tax-qualified benefit plans of the Company. The Committee has authority to amend certain tax-qualified plans. The Pension Committee has five members and held two meetings in 2000.

     The Nominating and Organization Committee of the Board recommends candidates for election to the Board and reviews and recommends changes in Board composition, committee structure, director qualification, and director com-pensation and retirement. This Committee recommends and monitors corporate governance practices and also conducts regular evaluations of director performance and of the effectiveness of the Board as a working group. The Nominating and Organization Committee also reviews significant changes in corporate structure, succession in senior management, and other internal matters of broad corporate importance. In addition, this Committee reviews CSX's relationship to the broader social environment in which the Company operates, including certain major litigation, legislation, and other governmental and legal actions that could affect CSX. The Committee has six members, none of whom is a Company employee. It held four meetings in 2000.

     In fulfilling its responsibility for making nominations to the Board of Directors, the Nominating and Organization Committee will review recommendations as to possible nominees received from shareholders and other qualified sources. Shareholder recommendations must be in writing addressed to the Chairman of the Nominating and Organization Committee, c/o Corporate Secretary, CSX Corporation, One James Center, 901 East Cary Street, Richmond, Virginia 23219-4031, and should include a statement setting forth the qualifications and experience of the proposed candidate and basis for nomination.

Directors' Compensation

     For services rendered during a year, non-employee directors receive a retainer of $35,000 per year, at least 40 percent of which is paid in CSX stock as described below. The Chair of each Board committee receives an additional annual retainer of $5,000. Retainers are prorated for service of less than a full year. Each non-employee director also receives $1,000 for each Board and committee meeting attended and is reimbursed for expenses incurred in connection with services as a director.

     CSX directors must participate in the CSX Corporation Stock Plan for Directors (the "Stock Plan"). Pursuant to the Stock Plan, directors are paid not less than 40 percent of their annual retainer in CSX common stock. Directors can annually elect to receive up to 100 percent of the remaining portion of their retainers and meeting fees in stock. Payments made in stock pursuant to the Stock Plan also can be deferred for income tax purposes into the CSX Directors' Stock Trust ("Directors' Trust"), established for that purpose. The Directors' Trust is subject to the claims of creditors of CSX Corporation. In 2000, each director received a stock grant of 500 shares of CSX common stock with a market value on date of grant of $26.41 per share, the average between the high and low prices reported on the New York Stock Exchange on December 13, 2000. Receipt of these shares and the income tax thereon were deferred for all directors, and the stock was issued to the Directors' Trust. Each non-employee director also received 4,000 stock options, with an exercise price of $26.41 and a term of 10 years.

     For all deferred stock compensation, each director elects, in accordance with Internal Revenue Service requirements, a distribution schedule for such deferred stock compensation. Distributions of deferred stock compensation cannot occur before the later of the director's retirement from the Board or reaching age 65, and distribution periods cannot exceed 20 years.

     A director may elect to participate in the Corporate Director Deferred Compensation Plan (the "Deferred Compensation Plan"), under which he or she can defer all or a portion of cash compensation paid by CSX until he or she ceases to be a director and has reached age 65, after which he or she will be paid in installments over a period not to exceed 15 years. Amounts so deferred may be designated by the director to be credited to an Interest Account, a CSX Phantom Stock Account, or a combination. The Interest Account accrues interest, compounded quarterly, at rates that are reviewed and adjusted from time to time. An Enhanced Interest Account, to which deferrals could be directed in 1989 and 1990, accrues interest at a higher than market rate compounded annually. The rate may be adjusted from time to time. Participants in the Enhanced Interest Account also are covered by an additional $10,000 death benefit. The balances in the Phantom Stock Accounts represent cash balances equal to the value of such CSX stock, including reinvested dividends, which would have been in the account had the deferred cash compensation actually been used to purchase CSX stock. Mr. Jones, Mr. Morcott and Dr. Royal have directed deferred cash compensation to be invested in the Phantom Stock Account where the cash balances accumulated as of December 29, 2000, represent the equivalent of 2,068 shares, 1,895 shares, and 391 shares of CSX stock, respectively.

     The Deferred Compensation Plan provides that if the Board determines that a change in control of CSX has occurred, as defined in the Plan, Plan participants will receive, within seven days of such determination, a lump sum cash payment equal to the balance credited to directors' accounts. The Stock Plan provides that upon a change in control, shares, the receipt of which was deferred and held in trust, will be distributed unless the Participant has elected to remain in the Plan. Upon a change in control of CSX, amounts sufficient to pay any undistributed payments pursuant to the Deferred Compensation Plan and the Stock Plan will be put into a trust until distribution under the terms of the plans and participants' distribution elections. The trust will be subject to claims of creditors of CSX Corporation. Directors may elect, within a specified period of time prior to any change in control event, to continue participation in the Deferred Compensation Plan and the Stock Plan as if a change in control had not occurred. Once such an election has been made and a change in control occurs, the election can be revoked, subject to a five percent penalty on distribution.

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     CSX directors participate in the CSX Directors' Charitable Gift Plan ("Gift
Plan"). Participation in the Gift Plan begins when an individual has completed five consecutive years of service as a CSX director. Under the Gift Plan, the Company will make, on behalf of each participant, contributions totaling $1 million to charitable institutions designated by that participant. Contributions to designated charities are made in installments, with $100,000 payable upon the director's retirement and the balance payable in installments of $100,000 per year, commencing at the time of the participant's death. The Company funds the charitable contributions through company-owned life insurance on the lives of certain participants. Premiums on the life insurance policies are paid by the Company. The directors who participate in the Gift Plan are: Dr. Bailey, Dr. Richardson, Dr. Royal, and Messrs. Burrus, Gottwald, Hall, Kunisch, McGlothlin, Morcott, Rice, and Snow.

     Directors also can participate in a CSX Directors' Matching Gift Program. Directors' contributions to organizations exempt from taxation pursuant to
Section 501(c)(3) of the Internal Revenue Code, and which qualify for support under internal guidelines for CSX charitable contributions, are matched on a two-for-one basis. The maximum amount of contributions that can be matched in any year is $25,000 per director. Directors who participated in the Matching Gift Program during 2000 and the amounts paid by the Company for contributions made by these directors in 2000 are: Dr. Bailey - $10,000; Mr. Brinegar - $33,880; Mr. Burrus - $50,000; Mr. Gottwald - $50,000; Mr. Hall - $50,000; Mr.
Jones - $50,000; Mr. Kunisch - $50,000; Mr. McGlothlin - $50,000; Mr. Morcott - $20,000; Mr. Rice - $50,000; Dr. Richardson - $50,000; Dr. Royal - $50,000; and
Mr. Snow - $40,000.

Certain Relationships and Related Transactions

     Robert L. Burrus, Jr., a director of the Company, is a partner in and Chairman of McGuireWoods LLP, a law firm that regularly provides legal services to the Company and its subsidiaries.

Contractual Obligations

     To ensure that the Company will have the continued dedicated service of certain executives notwithstanding the threat or occurrence of changes in control, the Company has entered into change in control employment agreements (the "Employment Agreements") with certain executives, including Messrs. Snow, Grassi, Goodwin, and Aron. The Employment Agreements generally provide that if the executive is terminated other than for cause within three years after a change in control of the Company (as defined in the Employment Agreements), or if the executive terminates employment for good reason (as defined in the Employment Agreements) within such three-year period or voluntarily during the 30-day period following the six-month anniversary of the change in control, the executive is entitled to receive severance benefits. Severance benefits include a lump sum severance payment equal to three times the sum of the executive's base salary and highest annual bonus for the three years preceeding the change in control (or, if higher, the most recently established target bonus), together with certain other payments and benefits, including a prorated bonus for the year of termination, continuation of employee welfare benefits, an additional payment to compensate the executive for certain excise taxes imposed on certain change in control payments, the right to receive the Black-Scholes value of options that terminate unexercised, and the right to up to $20,000 of outplacement services. The agreements generally provide somewhat different, but generally analogous, treatment in certain change in control transactions subject to regulatory review by the Surface Transportation Board, or any successor regulatory body.

     In June 1999, the Company entered into separate employment agreements (each, a "Stock Agreement") with Messrs. Snow, Alvin R. Carpenter, then Vice Chairman of the Company, and Ronald J. Conway, who, at the time, was President of CSXT. The Stock Agreement with Mr. Snow will expire in June 2002 or, if later, with the appointment of his successor as Chief Executive Officer of the Company. The Company and Mr. Carpenter have agreed to amend the Stock Agreement with Mr. Carpenter, which originally was for a three-year term, as of January 15, 2001, the date of his retirement from the Company. The Agreement with Mr. Conway, which originally was for a four-year term, was terminated effective April 10, 2000, and replaced by an Employment Separation and Consulting Agreement, dated June 21, 2000 (described below as the "Conway Agreement"), at the time of Mr. Conway's resignation as President of CSXT.

     Mr. Snow's Stock Agreement provides for an annual base salary at least equal to the base salary paid to him immediately prior to the effective date of the Stock Agreement or as subsequently adjusted. Mr. Snow also is entitled to participate in bonus plans and to receive the other benefits to which he was entitled prior to the effective date of the Stock

Agreement. Under the Stock Agreement, Mr. Snow personally was required to purchase 250,000 shares on the open market for which he received a matching grant of 250,000 shares of restricted stock from the Company. Mr. Snow receives credit toward his pension benefits ratably over the restricted period for the restricted stock, to the extent performance goals have been met, as if the shares were paid as cash bonuses based on the stock price when the restricted shares were issued.

     Mr. Snow's employment may be terminated for "Cause" by the Company or for "Good Reason" by Mr. Snow, each as defined in his Agreement. Upon termination of employment for Cause by the Company or other than Good Reason by Mr. Snow, the Company will have no further obligations to Mr. Snow after the date of termination.

     If Mr. Snow's employment is terminated other than for Cause or if his employment is terminated due to Death, Disability, or by Mr. Snow for Good Reason (each as defined in the Stock Agreement), the Company is required to pay him (or to his legal representative), to the extent not previously paid, a lump sum cash payment equal to (i) his base salary through the date of termination, plus (ii) a bonus based on the highest annual bonus paid to him for any of the three years preceding the effective date of the Stock Agreement prorated to the termination date. In addition, all shares of restricted stock subject to the Stock Agreement will vest immediately. The Company also will provide continued medical and dental benefits to Mr. Snow until the originally scheduled termination date of the Stock Agreement. In addition, Mr. Snow will receive any unpaid amounts or benefits required to be paid or provided under Company plans, programs, or policies through the date of termination. If Mr. Snow's employment is terminated before the end of the employment period for any reason other than Death, Disability or Good Reason, he forfeits the restricted shares.

     Mr. Conway's and Mr. Carpenter's Stock Agreements were substantially similar to Mr. Snow's, although for 100,000 and 150,000 shares of stock, respectively, which they were required to purchase personally as matching shares for the restricted stock granted. Mr. Carpenter has received credit toward his pension benefits for the full value of the restricted shares issued to him, valued as of June 30, 1999, the date of issuance.

     In 2000, the Company guaranteed the personal bank loans used by Mr. Snow and Mr. Carpenter to fund the purchase of stock required under the Stock Agreements. Also in 2000, Messrs. Snow's and Carpenter's Stock Agreements were amended to provide that upon a change in control, each would be indemnified (on an after-tax basis) against any loss to them resulting from the difference between outstanding loan balances (including interest paid on the loan) and the combined value of restricted stock issued and the matching stock they were required to purchase pursuant to the Stock Agreements (including dividends paid on such stock) (the "Loan Indemnification"). The Company agreed in the Conway Agreement and with Mr. Carpenter in connection with his retirement, that the Loan Indemnification would apply to each of them unconditionally.

     In connection with his retirement, Mr. Carpenter agreed to remain available to the Company as needed and not to compete with the Company for the term of his Stock Agreement. The Company can, in its discretion, waive the performance goals with respect to the restricted stock and accelerate vesting of the restricted shares, and can require Mr. Carpenter to sell the restricted and purchased shares to minimize the Company's obligations under the Loan Indemnification.

     Under the Conway Agreement, Mr. Conway remained as a consultant to the Company for the balance of the year. Additionally, the restricted shares issued under Mr. Conway's Stock Agreement were fully vested (although not for purposes of pension benefit enhancement). Mr. Conway did receive enhanced pension benefit, described in the discussion accompanying the Pension Plan Table. Since the date of the Conway Agreement, Mr. Conway's loan was repaid in full through the sale of shares, thereby eliminating any liability of the Company to Mr. Conway under the Loan Indemnification. The Conway Agreement included a covenant of perpetual confidentiality as to certain Company information and contained a restriction against employment with any competitor of the Company or its subsidiaries prior to January 1, 2001.

Section 16(a) Beneficial Ownership Reporting Compliance

     The Securities Exchange Act of 1934 requires the Company's executive officers and directors, and any persons owning more than 10 percent of a class of the Company's stock, to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Based solely on its review of the copies of Forms 3, 4 and 5 received by it, the Company believes that, with two exceptions, the Company's executive officers and directors complied with the SEC's requirements with respect to transactions during the last fiscal year. Mr. Dale Hawk sold 60 shares of stock that were reported on a late filed Form 4. Mr. P. Michael Giftos received an award of performance shares from the Company shortly before becoming an executive officer of the Company. His ownership of these shares was reported in a late filed amendment to his otherwise timely Form 3.

Report of the Audit Committee

     The Audit Committee has reviewed and discussed the Company's audited financial information with management, and it has discussed with the independent auditors the matters required to be discussed by SAS 61. In addition, the Audit Committee has received the written disclosures and letter from Ernst & Young LLP ("E&Y"), the Company's independent accountants, as required by Independence Standards Board Standard No. 1. The Committee has discussed with its independent auditor, E&Y, the independance of E&Y. Based on its review and on the discussions described above, the Audit Committee has recommended to the full Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 29, 2000.

                                            Audit Committee

                                            Elizabeth E. Bailey, Chair
                                            H. Furlong Baldwin
                                            James W. McGlothlin
                                            Southwood J. Morcott
                                            Frank S. Royal, M.D.,
                                                     the entire Committee

                                            Richmond, Virginia
                                            February 13, 2001

Audit Committee Charter

     The charter of the Audit Committee is included as Appendix A to this Proxy Statement.

Audit Fees

     The aggregate fees billed for professional services rendered for the audit of the Company's consolidated financial statements for the fiscal year ending December 29, 2000 were $2,345,000.

Financial Information Systems Design and Implementation Fees

     There were no fees billed for the professional services described in Paragraph (c)(4)(ii) of Rule 2-01 of Regulation S-X (17 CFR 210.2-01(c)(4)(ii)) rendered by E&Y for the fiscal year ended December 29, 2000.

All Other Fees

     All other fees paid to E&Y, for the fiscal year ending December 29, 2000, aggregated $3,207,000, and included audit related services of $2,285,000 and other services of $922,000.

     The Audit Committee has concluded that the provision of services covered in the sections captioned "Financial Information Systems Design and Implementation Fees" and "All Other Fees" are compatible with maintaining E&Y's independence.

Security Ownership of Certain Beneficial Owners, Directors, and Executive
Officers

                                                             Amount and Nature of Beneficial Ownership
                                                  --------------------------------------------------------------
                                                                                  Shares for which
                                                                                Beneficial Ownership               Percent
                                                        Shares                     can be Acquired     Total          of
Title         Name of                                 Beneficially                  within 60 Days   Beneficial     Class
of Class      Beneficial Owner (Note 1)                  Owned                         (Note 2)       Ownership    (Note 3)
---------------------------------------------------------------------------------------------------------------------------
CSX Corp.     Elizabeth E. Bailey                           9,762                        2,000         11,762         *
Common        H. Furlong Baldwin                            8,601                        2,000         10,601         *
Stock         Claude S. Brinegar                            5,362                        2,000          7,362         *
$1 Par        Robert L. Burrus, Jr.                        13,469                        2,000         15,439         *
Value         Bruce C. Gottwald                            25,367                        2,000         27,367         *
              John R. Hall                                 18,910                        2,000         20,910         *
              E. Bradley Jones                              3,964                        2,000          5,964         *
              Robert D. Kunisch (Note 4)                   16,320                        2,000         18,320         *
              James W. McGlothlin (Note 5)                228,532                        2,000        230,532         *
              Southwood J. Morcott                         15,017                        2,000         17,017         *
              Charles E. Rice                              17,932                        2,000         19,932         *
              William C. Richardson                         6,328                        2,000          8,328         *
              Frank S. Royal                               10,575                        2,000         12,575         *

              John W. Snow                              1,485,424      (Note 6)      1,914,400      3,399,824        1.6%
              Alvin R. Carpenter                          318,626      (Note 6)        198,000        516,626         *
              Robert J. Grassi                             67,923      (Note 6)        118,600        186,523         *
              Paul R. Goodwin                             141,465                      161,400        302,865         *
              Mark G. Aron                                233,631                      161,400        395,031         *
              Ronald J. Conway                             67,959                            0         67,959         *

              Executive officers as a group             3,243,474   (Notes 6 & 7)    3,154,300      6,397,774        3.0%
              (14 including those named above)
              and all directors and nominees

              Capital Research and Management          23,895,000                           --     23,895,000       11.2%
              Company (Note 8)
              333 South Hope Street
              Los Angeles, CA 90071

              AXA Financial, Inc. (Note 9)             27,391,545                           --     27,391,545       12.8%
              1290 Avenue of the Americas
              New York, NY 10104
---------------------------------------------------------------------------------------------------------------------------

Notes to Security Ownership of Certain Beneficial Owners, Directors, and
------------------------------------------------------------------------
Executive Officers
------------------

Note 1 Except as otherwise noted, the persons listed have sole voting power as to all shares listed, including shares held in trust under certain deferred compensation plans, and have investment power, except with respect to all shares held in trust under deferred compensation plans, investment of which is governed by the terms of the trust. Ownership information is as of March 9, 2001.

Note 2 Represents shares under options exercisable within 60 days.

Note 3 Based on 213,343,467 shares outstanding on March 9, 2001, plus shares deemed outstanding for which beneficial ownership can be acquired within 60 days by that individual or group. An asterisk (*) indicates that ownership is less than one percent of class.

Note 4 Mr. Kunisch's ownership includes 1,000 shares of common stock held in a limited partnership in which Mr. Kunisch holds an ownership interest.

Note 5 Mr. McGlothlin's ownership includes 200,000 shares of common stock as a result of stock holdings by affiliates of Mr. McGlothlin in which he shares voting and investment power.

Note 6 The ownership of Messrs. Snow and Carpenter includes restricted shares of common stock in the amount of 250,000 shares and 150,000 shares, respectively. Mr. Snow's ownership includes 194,811 shares of common stock owned jointly with his wife. Mr. Grassi's ownership includes 3,070 shares of common stock held in a family trust over which the executive officer has voting and investment power.

Note 7 This column includes ownership by executive officers other than those named above as follows: 27,489 shares of common stock owned by executive officers' spouses and 165,000 shares of restricted stock.

Note 8 Information reported is derived from a Schedule 13G of Capital Research and Management Company dated February 9, 2001, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to dispose of or to direct the disposition of 23,895,000 shares.

Note 9 Information reported is derived from a Schedule 13G filed jointly by AXA Financial, Inc., as a parent company of Alliance Capital Management, L.P., and The Equitable Life Insurance Society of the United States and an affiliate of AXA Rosenberg (U.S.), dated February 12, 2001, and filed with the Securities and Exchange Commission. As reported in the Schedule 13G, the person filing the statement has the sole power to vote or to direct the vote of 15,523,846 shares, shared power to vote or direct the vote of 2,902,911 shares, and the sole power to dispose of or to direct the disposition of 27,385,945 shares.

Executive Compensation

     The individuals named below include the Company's Chief Executive Officer and the other four executive officers of the Company who were the most highly compensated executive officers of the Company as of the last day of the fiscal year ending December 29, 2000. Information is also provided for Mr. Ronald J. Conway, who was an executive officer until his resignation as President of CSXT as of April 10, 2000. Information is provided for the fiscal years ending on December 29, 2000; December 31, 1999; and December 25, 1998.

                                           Summary Compensation Table

                                                                                      Long-Term Compensation
                                                                         -----------------------------------------------
                                           Annual Compensation                      Awards             Payouts
                                   -----------------------------------------------------------------------------------------------
                                                               Other                     Securities
                                                               Annual      Restricted    Underlying     LTIP         All Other
                                                              Compen-         Stock       Options/     Payouts        Compen-
  Name and                                                   sation ($)    Award(s)($)    SARs (#)       ($)         sation ($)
  Principal Position         Year     Salary ($)   Bonus ($)  (Note 1)       (Note 2)     (Note 3)     (Note 4)       (Note 5)
----------------------------------------------------------------------------------------------------------------------------------
   John W. Snow              2000     $1,100,008   $      0   $705,665      $        0      301,480   $        0    $6,057,360
   Chairman, President       1999      1,100,008          0    424,356               0      290,000      696,247       273,239
   & CEO                     1998      1,000,008     Note 1    284,939       1,303,500            0      654,681       240,132

   Alvin R. Carpenter        2000        775,008          0    714,103               0      111,200      423,750     2,391,449
   Vice Chairman             1999        775,008          0    420,951               0      145,000      359,500        70,310
                             1998        775,008     Note 1    265,373         775,008            0      368,719        61,003

   Robert J. Grassi          2000        290,000    270,000    154,627               0       68,110            0       696,952
   CSX World Terminals       1999        275,000    131,875    106,787               0       31,000            0         8,250
   President & CEO           1998        245,000          0    104,470               0       20,000            0         7,350

   Paul R. Goodwin           2000        491,667          0    269,237               0       82,960            0     1,520,055
   Vice Chairman-            1999        475,000          0    121,337               0      100,000      204,779        29,577
   Finance and CFO           1998        425,008    298,350    73,876                0            0      192,553        25,963

   Mark G. Aron              2000        425,000          0    348,680               0       60,660            0     1,579,397
   Executive Vice            1999        425,000          0    214,291               0       80,000      204,779       112,094
   President-Law
   and Public Affairs        1998        425,000    149,175    161,224         186,469            0      192,553        98,266

   Ronald J. Conway          2000        550,000          0    625,307               0            0    2,181,250       688,612
   President                 1999        483,333          0    139,104               0       40,000      259,638       534,500
   CSXT (Note 6)             1998        150,000     Note 1     14,099         125,000            0      383,058       795,450
----------------------------------------------------------------------------------------------------------------------------------

Notes to Summary Compensation Table
-----------------------------------

Note 1 The perquisites or other personal benefits exceeding 25 percent of the total perquisites and other personal benefits afforded to named officers were for the years and in the cases of individuals as follows: (a) during 2000, for Mr. Snow, $207,237 for life insurance premiums for 2000 and part of 1999; for Mr. Carpenter, $93,783 for life insurance premiums for 2000 and part of 1999; for Mr. Goodwin, $44,640 for life insurance premiums for 2000 and part of 1999; for Mr. Aron, $39,509 for life insurance premiums for 2000 and part of 1999, and $52,783 for club dues;
       (b) during 1999, for Mr. Snow, $35,565 for life insurance premiums; for Mr. Aron, $51,684 for club dues; (c) during 1998, for Mr. Snow, $35,162 for life insurance premiums and $23,050 for aircraft usage; for Mr. Carpenter, $14,985 for life insurance premiums and $15,191 for aircraft usage.

Note 2 In 1998 and 1999, management employees could elect to receive all or a portion of their bonuses in CSX stock. Employees who elected to receive cash bonuses in stock and deferred them for tax purposes received a premium paid in stock. That premium was 25 percent for 1998, and 15 percent for 1999. These stock premiums were discontinued in 2000. For 1998 and 1999, stock paid as bonuses and premiums was issued to the CSX Executives' Stock Trust ("Executives' Trust") and is restricted from sale until employment with CSX is terminated, but not before a minimum of three years has passed following the stock issuance except in cases of death, disability, or change in control. The amounts shown in the Restricted Stock Award(s) column reflect the cash value of such bonuses and premiums paid in stock as of the date bonuses were granted for Messrs. Snow, Carpenter, Aron, and Conway. The amounts shown in the Restricted Stock Award(s) column do not reflect amounts withheld to satisfy employment tax withholding liabilities. Employees who defer their bonuses in the form of stock into the Executives' Trust receive cash dividend equivalent payments or may elect to have dividends reinvested by the Executives' Trust in CSX stock. As of December 29, 2000, restricted stock balances and their corresponding values, based on the closing price of CSX stock on the New York Stock Exchange on that date were: Mr. Snow - 147,086 shares ($3,815,411); Mr. Carpenter - 71,801 shares ($1,862,518);
       Mr. Grassi - 2,496 shares ($64,746); Mr. Goodwin - 18,808 shares ($487,880); Mr. Aron - 11,739 shares ($304,510); Mr. Conway - 3,752 shares ($ 97,327).

Note 3 This column represents the number of employee stock options granted. Employee stock options were not granted to the named executive officers, except Mr. Grassi during 1998. Stock appreciation rights ("SARs") were not granted in 2000, 1999, or 1998.

Note 4 In 2000, Mr. Carpenter received a payout of restricted shares pursuant to a special stock award made in 1990. This column also reflects the value of the restricted stock that was distributed to Mr. Conway under the Conway Agreement described in "Contractual Obligations."

Note 5 Amounts shown include: (a) the above-market portion of earnings on a deferred compensation program available to executives only during 1985, 1986, 1988, and 1989. For 2000, these amounts are: for Mr. Snow, $278,678; for Mr. Carpenter, $53,659; for Mr. Goodwin, $17,780; for Mr. Aron, $115,239; (b) the Company's matching contributions made in conjunction with deferrals of salary or bonuses to the CSX Tax Savings Thrift Plan and the CSX Supplementary Savings and Incentive Award Deferral Plan. The amounts contributed for 2000 are: for Mr. Snow, $33,000; for Mr. Carpenter, $23,250; for Mr. Grassi, $8,700; for Mr. Goodwin, $14,750; for Mr. Aron, $11,688; for Mr. Conway, $9,750; (c) the value of stock paid to or deferred by each named executive in consideration of termination of the Company's obligations for performance share grants previously made pursuant to the 1987 Plan. These amounts are: for Mr. Snow, $1,568,250; for Mr. Carpenter, $696,488; for Mr. Grassi, $75,276; for Mr. Goodwin, $487,772; for Mr. Aron, $452,717; for
       Mr. Conway, $437,726; and (d) the value of payments made pursuant to the 2001 CSX Stock Reacquisition Plan to terminate participation in the Company's Stock Purchase and Loan Plan ("SPLP" ). For each named executive officer, such value includes: (i) return of the down payment for share purchases made in 1996 using taxable value achieved under the SPLP from 1991-1996. This value was paid to each named executive in shares. The number of shares was calculated by dividing the value of the 1996 gain under the SPLP by $47.50, the purchase price calculated pursuant to the terms of the SPLP on July 31, 1996, the date of the offering of new shares under the SPLP; (ii) full or partial forgiveness of down payment loans executed pursuant to the SPLP; and (iii) gross-up for taxes resulting from the forgiveness of such loans. Reimbursement was also made for income taxes incurred as a result of this distribution and termination of the SPLP. The value of such compensation, calculated at $25.53 per share, the average between the high and low price of CSX stock on the New York Stock Exchange on November 13, 2000, to the named executives is:

                                       Shares         Value of Shares            Down Payment                Tax
Name                              Distributed (#)     Distributed ($)        Loan Forgiveness ($)      Reimbursements ($)
----------------------------------------------------------------------------------------------------------------------------
John W. Snow                          158,395           $4,043,816                 $147,476                $124,369

Alvin R. Carpenter                     60,389            1,541,722                  103,899                  70,973

Robert J. Grassi                       11,936              304,738                   23,014                  19,604

Paul R. Goodwin                        28,690              732,449                   35,294                  29,769

Mark G. Aron                           34,168              872,316                   35,294                  31,299
-----------------------------------------------------------------------------------------------------------------------------

The value, if any, to Messrs. Snow and Carpenter of the Company's loan guaranty made in connection with their Stock Agreements cannot be determined at this time and is not included.

Note 6 Mr. Conway resigned as President of CSXT as of April 10, 2000. He continued as a consultant to the Company through December 30, 2000. (See "Contractual Obligations")

Stock Option Grants

     The following table reflects stock options granted to the named executives in 2000.

                 Option/SAR Grants in Last Fiscal Year (Note 1)

                                                 Individual Grants                                  Grant Date Value
                                               ------------------------------------------------------------------------------------
                                                 Percent of Total
                                                Options/SARs Granted
                         Number of Securities     to Employees in      Exercise or
                        Underlying Options/SARs     Fiscal Year        Base Price        Expiration             Grant Date
Name                     Granted (#) (Note 1)        (Note 3)           ($/Share)           Date         Present Value ($) (Note 2)
-----------------------------------------------------------------------------------------------------------------------------------
John W. Snow                 301,480 (Note 2)          10.99%            $21.25        April 26, 2010           $1,721,451

Alvin R. Carpenter           111,200 (Note 2)           4.05%             21.25        April 26, 2010              634,952

Robert J. Grassi              68,110 (Note 2)           2.41%             21.25        April 26, 2010              388,908

Paul R. Goodwin               82,960 (Note 2)           3.02%             21.25        April 26, 2010              473,702

Mark G. Aron                  60,660 (Note 2)           2.21%             21.25        April 26, 2010              364,369

Ronald J. Conway                    0                      0%               N/A                   N/A                  N/A
-----------------------------------------------------------------------------------------------------------------------------------

Notes to Option/SAR Grant Table
-------------------------------

Note 1 SARs were not granted during 2000.

Note 2 Stock options granted to the named executive officer and certain other executives on April 27, 2000, pursuant to the CSX Omnibus Incentive Plan ("COIP"), at an exercise price of $21.25, which was the fair market value as of the date of the grant. The options vest and become exercisable in three equal tranches on the third, fourth and fifth anniversaries of the grant date. The present value of stock options granted on April 27, 2000, has been reported using the Black-Scholes option pricing model. The values presented are based on the following assumptions: exercise price - $21.25 (mean price on grant date); market price on grant date - $21.25; assumed exercise date - April 26, 2006; risk-free rate of return - 6.51 percent (10-year U.S. Treasury bond rate as of April 27, 2000); dividend yield -3.2 percent (5-year quarterly average); volatility assumption -
       0.266 percent.

Note 3 A total of 2,743,706 employee stock options were granted during 2000.

Stock Options and Stock Appreciation Rights

     The following table reflects the number of stock options exercised by the named executives in 2000, the total gain realized upon exercise, the number of stock options held at the end of the year,and the realizable gain of the stock options that are "in-the-money."

                         Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values

                                                                    Number of Securities             Value of Unexercised
                                                                   Underlying Unexercised                 In-The-Money
                                                                 Options/SARs at FY-End (#)    Options/SARs at FY-End ($) (Note 1)
----------------------------------------------------------------------------------------------------------------------------------
                                  Shares
                                Acquired on        Value
Name                            Exercise (#)    Realized ($)     Exercisable   Unexercisable      Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------------------------
John W. Snow                        133,400        $796,225       1,914,400      1,291,480              $0         $1,471,222
Alvin R. Carpenter                        0               0         198,000        606,200               0            542,656
Robert J. Grassi                          0               0         118,600         99,110               0            332,377
Paul R. Goodwin                           0               0         161,400        332,960               0            404,845
Mark G. Aron                              0               0         161,400        340,660               0            296,021
Ronald J. Conway                          0               0               0         40,000               0                  0
----------------------------------------------------------------------------------------------------------------------------------

Notes to Aggregated Options/SAR Exercise Table
----------------------------------------------

Note 1 Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money option/SAR grants and $26.1399, the mean value of CSX common stock on December 29, 2000.

Long-Term Incentive Awards

     The following table sets forth information regarding long-term incentive awards under the CSX Long-Term Incentive Cash Program.

                                      Long-Term Incentive Plans - Awards in Last Fiscal Year

                                                                                          Estimated Future Payouts
                  Number of Shares, Units  Performance or Other Period                Under Non-Stock Price-Based Plans
Name                or Other Rights (#)     Until Maturation or Payout    Threshold ($)           Target ($)         Maximum ($)
-------------------------------------------------------------------------------------------------------------------------------
John W. Snow             3,135,900                 3 years                $1,567,950             $3,135,900         $6,271,800
Alvin R. Carpenter       1,156,700                 3 years                   578,350              1,156,700          2,313,400
Paul R. Goodwin            863,000                 3 years                   431,500                863,000          1,726,000
Mark G. Aron               631,000                 3 years                   315,500                631,000          1,262,000
-------------------------------------------------------------------------------------------------------------------------------

Notes to Long-Term Incentive Plan Table

Note 1 Represents awards of cash units made to the named executive officers as part of the CSX Long-Term Incentive Cash Program pursuant to the terms of the CSX Omnibus Incentive Plan. The cash units, each valued at $1.00, were granted on February 12, 2000, for the 2000- 2002 performance period. One-half of the final payout of these awards will be calculated based on total shareholder return for the 2000- 2002 performance period measured against a peer group of five other railroads, and one-half of the final payout will be calculated on the basis of earnings per share growth measured against an internally set three-year target.

Pension Plans

     The following table sets forth the estimated annual benefits payable,before offsets for Social Security and Railroad Retirement annuities, by CSX and certain of its subsidiaries to any officer or salaried employee upon retirement from active employment at age 60 after selected periods of service and in specified compensation groups.

                               Pension Plan Table

 Average Compensation
During Five Consecutive
 Years of Highest Pay           15 Years      20 Years      25 Years     30 Years      35 Years     40 Years      44 Years
------------------------------------------------------------------------------------------------------------------------------
    $  200,000                 $  45,000     $  60,000     $  75,000    $  90,000     $ 105,000    $ 120,000     $  132,000
       400,000                    90,000       120,000       150,000      180,000       210,000      240,000        264,000
       600,000                   135,000       180,000       225,000      270,000       315,000      360,000        396,000
       800,000                   180,000       240,000       300,000      360,000       420,000      480,000        528,000
     1,000,000                   225,000       300,000       375,000      450,000       525,000      600,000        660,000
     1,200,000                   270,000       360,000       450,000      540,000       630,000      720,000        792,000
     1,400,000                   315,000       420,000       525,000      630,000       735,000      840,000        924,000
     1,600,000                   360,000       480,000       600,000      720,000       840,000      960,000      1,056,000
     1,800,000                   405,000       540,000       675,000      810,000       945,000    1,080,000      1,188,000
     2,000,000                   450,000       600,000       750,000      900,000     1,050,000    1,200,000      1,320,000
     2,200,000                   495,000       660,000       825,000      990,000     1,155,000    1,320,000      1,452,000
     2,400,000                   540,000       720,000       900,000    1,080,000     1,260,000    1,440,000      1,584,000
     2,600,000                   585,000       780,000       975,000    1,170,000     1,365,000    1,560,000      1,716,000
     2,800,000                   630,000       840,000     1,050,000    1,260,000     1,470,000    1,680,000      1,848,000
     3,000,000                   675,000       900,000     1,125,000    1,350,000     1,575,000    1,800,000      1,980,000
     3,200,000                   720,000       960,000     1,200,000    1,440,000     1,680,000    1,920,000      2,112,000
     3,400,000                   765,000     1,020,000     1,275,000    1,530,000     1,785,000    2,040,000      2,244,000
     3,600,000                   810,000     1,080,000     1,350,000    1,620,000     1,890,000    2,160,000      2,376,000
     3,800,000                   855,000     1,140,000     1,425,000    1,710,000     1,995,000    2,280,000      2,508,000
     4,000,000                   900,000     1,200,000     1,500,000    1,800,000     2,100,000    2,400,000      2,640,000
     4,200,000                   945,000     1,260,000     1,575,000    1,890,000     2,205,000    2,520,000      2,772,000
------------------------------------------------------------------------------------------------------------------------------

     Retirement benefits from funded and unfunded non-contributory pension plans ("Pension Plans") of CSX and certain of its subsidiaries are based on both length of service and compensation. The compensation covered by the Pension Plans is compensation paid by CSX or its subsidiaries to a participant on a regular monthly or annual salary basis, and bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement. Compensation items listed in the Summary Compensation Table covered by the Pension Plans are base salary and bonus as well as, in the case of Messsrs. Snow and Carpenter, the value of the restricted shares issued under the Stock Agreements described under "Contractual Obligations." In the case of employees who took their bonus in Company stock, as explained in Note 2 to the Summary Compensation Table, the amount of the bonus for Pension Plan computations is the cash value of the bonus prior to addition of the premium for receipt of the bonus in stock.

     The average compensation during the five consecutive years of highest pay covered by the Pension Plans for Messrs. Snow, Carpenter and Conway (which include amounts creditable under the Stock Agreements and the Conway Agreement) currently is $4,043,767, $2,493,490 and $613,114, respectively. The Conway Agreement provides Mr. Conway a 15 percent pension enhancement over his benefits under the Pension Plan.

     The benefits are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service. The formula also takes into account retirement benefits under the Social Security Act and Railroad Retirement Act attributable to service by the participant for the employer. The Pension Plans provide for retirement from active employment commencing at age 60 without diminution of benefits. Retirement from active employment beginning at age 55 is permitted with reduced pension payments. Certain participants in the Pension Plans may be eligible to receive an additional year of unfunded credit for each year of actual service beginning at age 45 and, in certain instances, such credit for periods prior to employment by CSX or its subsidiaries, with a 44-year maximum of total service.

     The Pension Plans permit the Chief Executive Officer and other key executives named by him to take the unfunded portion of their pensions in a lump sum payment. The amount of the payment is calculated on an actuarial present value, using an interest rate set periodically by the Pension Committee, which currently is five percent. Mr. Carpenter, who was for acturarial purposes 59 years old as of the date of his retirement, has elected to take his unfunded pension benefit in a lump sum.

     As of December 29, 2000, the individuals named in the Summary Compensation Table had the following credited years of service: Mr. Snow, 44 years; Mr. Carpenter, 44 years; Mr. Goodwin, 44 years; Mr. Grassi, 24 years; Mr. Conway,
38.5 years; and Mr. Aron, 44 years.

     The amounts in the table have not been restricted to those within the maximum annual retirement benefit that is currently permissible under the Internal Revenue Code, which is $135,000 for 2001. Also, in calculating a participant's benefit, annual compensation in excess of a limit set annually by the Secretary of the Treasury may not be considered. That limit is $170,000 for 2001. Pension amounts in excess of such limitations are payable from the non-qualified Special and Supplemental Plans, which are not funded.

                        * * * * * * * * * * * * * * * *

                Comparison of Five-Year Cumulative Total Return*
           CSX Corporation, S&P 500, Dow Jones Transportation Average

                                                       Cumulative Total Return
                                     ---------------------------------------------------------------
                                      12/95      12/96      12/97      12/98      12/99      12/00
CSX CORPORATION                      100.00      94.58      123.39      97.26      75.59      65.75
S & P 500                            100.00     122.96      163.98     210.84     255.22     231.98
DOW JONES TRANSPORTATION AVERAGE     100.00     114.84      170.05     165.88     158.39     159.02

*    CSX Corporation, S&P 500, Dow Jones Transportation Average
     $100 Invested on December 31, 1995, in stock or index - including reinvestment of dividends.The graph depicts prices for years ending December 31 for CSX Corporation, rather than the Company's fiscal year-end, in order to be consistent with the S&P 500 and Dow Jones Transportation Average year-end valuations.

     Source: Research Data Group, Inc.

                      REPORT OF THE COMPENSATION COMMITTEE
                            ON EXECUTIVE COMPENSATION

     This report describes the philosophy, objectives and components of the Company's executive officer compensation program and the manner in which compensation determinations for 2000 were made for the Company's Chief Executive Officer, Mr. John W. Snow, and other executive officers, including the executive officers whose compensation is reported in the Summary Compensation Table of this Proxy Statement (the "Named Executive Officers").

     The Compensation Committee (the "Committee") of the Company's Board of Directors is composed of the directors named below, none of whom is an officer or employee of the Company, and all of whom are "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code. The Committee is responsible for setting and administering the Company's compensation philosophy, objectives and policies, and for establishing and administering compensation plans and programs for executive officers of the Company. Based on recommendations of the Committee, the Board is responsible for approving the compensation for the Chief Executive Officer.

Overall Compensation Philosophy and Objectives

     The Company's executive compensation programs are designed to provide competitive annual and long-term compensation and to encourage executive officers to focus on maximizing shareholder value through superior performance. The programs are based on the philosophy that the financial interests of the Company's executive officers should be aligned closely with those of its shareholders and that overall compensation should be linked to the sustained short-term and long-term performance of the Company, of individual business units of the Company, and of the individual executive officer.

     Accordingly, the Company's executive compensation programs are structured and administered applying the following principles:

     . Competitiveness. Consistent with the Company's performance, total compensation for executive officers is targeted to produce pay competitive with the total compensation paid by a comparison group of companies that compete for executives of similar talent, including several direct competitors. The Committee believes that providing competitive total compensation opportunities for executive officers is an important element in the Company's ability to attract and retain motivated and effective executives.

          In determining executive officer compensation for 2000, the Committee used market data regarding the compensation paid for similar positions by 44 other companies with annual revenues ranging from $6 billion to $10 billion, as provided through a survey conducted by a nationally recognized independent compensation consulting firm. These comparison companies included five companies which, like the Company, form part of the Dow Jones Transportation Average (described in the Performance Graph included in this Proxy Statement), and which can be expected to compete directly with the Company for employees, investors and business. Since the job market for the Company's executives is not limited to the Company's industry, and since the Company's most direct competitors for executive talent are not necessarily all of the companies that would be included in a peer group established to compare shareholder returns, the "comparison group" is not the same as the peer group index in the Comparison of Five Year Cumulative Total Return graph included in this Proxy Statement.

     . Performance Based. A substantial portion of the total compensation package for executive officers is at risk and consists of performance-based cash and equity incentives that link executive compensation to Company, business unit and individual performance. Performance incentives provide rewards for achieving strong operating and financial performance, motivate executive officers and encourage a dedicated focus on building value for shareholders.

     . Aligned with Interests of Shareholders. A significant portion of each executive officer's total compensation is linked directly to the achievement of specific, measurable performance results which are intended to create both short-term and long-term value for the shareholders. In addition, executive officers are expected to acquire and hold significant amounts of the Company's stock. At year-end, CSX executives and employees owned directly or beneficially approximately 22 million shares, which is approximately ten percent of all shares outstanding.

Components of Compensation

     The total compensation package for executive officers during 2000 was composed of three key elements:

     .    Base Salary
     .    Short-Term Incentives
     .    Long-Term Incentives

     In establishing and administering each of these components, the Committee considers: (1) current market data regarding the compensation paid for similar positions by the comparison companies, and (2) achievement against Company, business unit and individual performance objectives that are established for each performance period by the Committee. The Committee's intent is to provide total compensation packages for executive officers approximating the 55th to 65th percentile of the total compensation paid for similar positions by the comparison companies, when competitive performance results are achieved.

     In 1999 and 2000, the Committee reviewed its compensation programs and determined that a number of Company programs were no longer serving their intended purpose. As a result, a number of programs were terminated or amended as described below.

Base Salary

     The Committee determines a salary for each Named Executive Officer and certain other executive officers based upon the Committee's assessment of the individual's performance and contribution to the Company's objective performance goals. Base salaries for 2000 generally were targeted to be at approximately the 50th percentile of salaries paid for similar positions by the comparison companies. Historically, base salaries of executive officers have been reviewed throughout the year, with adjustments typically occurring every 15 to 24 months, as appropriate in light of then-current market data for the comparison companies. Individual executive performance and the executive's contributions to the Company are also considerations. Prospectively, the Committee will review all executive officer salaries in February of each year based upon the same criteria, although the review may not necessarily result in salary adjustments.

     Except for Mr. Goodwin, who received an increase in base salary upon his promotion to Vice Chairman of the Company, none of the Named Executive Officers received an increase in base salary during 2000.

Short-Term Incentives

     The short-term compensation incentives available for executive officers of the Company are composed of annual cash incentive bonuses and, in certain circumstances, additional discretionary cash bonuses in recognition of exceptional contributions and performance. These short-term incentives are established and awarded with the objective of bringing total annual cash compensation (base salary plus bonus) to approximately the 75th percentile of the comparison companies, assuming achievement of target performance levels.

     Named Executive Officers are awarded annual cash incentive bonuses under the Company's shareholder-approved Senior Executive Incentive Plan ("SEIP") based on Company operating income results. The Committee has the authority, in its sole discretion, to make downward adjustments to bonus awards under the SEIP to reflect (1) the impact of unplanned events, (2) performance below other financial or strategic objectives (including earnings per share, the Company's operating ratio, operating income and cash available to the Company, and the performance of the Company's subsidiaries), and (3) an executive's individual performance based on such factors as the Committee deems appropriate.

     For 2000, the formula for annual cash incentive payout based upon operating income would have resulted in an award of an annual cash incentive bonus to each of the Named Executive Officers. However, after considering other performance factors, Mr. Snow and senior management recommended that the Committee eliminate such awards for all executive officers except Mr. Grassi. Based upon the performance of CSX World Terminals LLC, where the business unit achieved $71.0 million in operating income, exceeding its performance target, the Committee approved an incentive payment of $270,000 for Mr. Grassi and exercised its discretion under the SEIP to make downward adjustments, declining to pay any annual cash incentive bonuses except to Mr. Grassi.

     Other executive officers are awarded annual cash incentive bonuses under the Company's Management Incentive Compensation Plan ("MICP"), based on the Committee's evaluation of the executive's performance and such other objective measures and subjective factors as the Committee deems appropriate. No executive officer received a cash incentive bonus under the MICP in 2000.

Long-Term Incentives

     The long-term compensation incentives available for executive officers of the Company are composed primarily of equity-based incentive awards. In 2000, those could be awarded under the 1987 Long-Term Performance Stock Plan (the "1987 Plan") or the CSX Omnibus Incentive Plan (the "COIP"), including stock options, cash unit awards, restricted stock, and other equity-based awards.

     The primary form of long-term incentive compensation provided to the Named Executive Officers is non-qualified stock options, where the executive only gains from the award when shareholders gain. In addition, Named Executive Officers participate in a long-term cash plan. Compensation from the long-term cash plan is based on Company total return to shareholders (equity appreciation plus the value of reinvested dividends) compared to an external rail peer group over a three-year period and Company improvement in earnings per share over a three-year period compared to internal performance targets. In 2000, awards under the long-term cash plan were made to all Named Executive Officers, except Mr. Grassi, for the 2000-2002 performance period.

     The long-term incentive compensation opportunity granted to each executive officer, including Named Executive Officers, is based upon individual executive performance and impact on the Company and competitive market grant levels for similar positions made by the comparison companies. The stock option and cash unit awards help link the long-term interests of executive officers with those of shareholders.

     In 2000, the Committee approved the grant of stock options, based on the criteria described above, to the Named Executive Officers, except Mr. Conway. These grants are set forth in the table entitled "Option/SAR Grants in Last Fiscal Year." The Committee also recommended, and the Board approved, grants of stock options to executive officers other than Named Executive Officers and approximating 380 other key employees in 2000. In 2000, the Committee also approved the award of cash units based on the criteria described above to all Named Executive Officers, except Mr. Grassi and Mr. Conway. These grants are set forth in the table entitled "Long-Term Incentive Awards." The Compensation Committee concluded that the stock option and cash unit grants were appropriate for the purpose of insuring executive officer retention and providing incentives during the integration resulting from the Conrail acquisition.

     In 1998, the Company established the Market Value Cash Plan (the "Cash Plan") to allow participants to receive current cash payments based on sustained increases in the market price for the Company's Common Stock. The Named Executive Officers and most of the executive officer group elected to waive their rights to certain benefits available to them under the Company's Stock Purchase and Loan Plan ("SPLP") in order to participate in the Cash Plan. Under the Cash Plan, participants were awarded units that are used to determine the cash amount to be paid when each of a series of predetermined Company stock price targets are met and sustained for a period of at least 15 business days. During 2000, the performance targets were not met. Accordingly, no payments were made under the Cash Plan during 2000. No further awards under the Cash Plan are expected. Outstanding awards under the plan expire in 2003.

Other 2000 Committee Actions

      From the period 1988 through 1999, the Company awarded executives and a broad group of key executives and managers participation in the Company's Performance Share Plan. Based upon an extensive review of Company pay practices conducted in 1999 by two nationally recognized external consulting firms, the Committee determined the plan was not serving its intended purpose, and no further awards were granted under the plan. In 2000, the Committee determined that the best interests of the Company, its employees and its shareholders would be served by allowing recipients of outstanding awards which were for the periods 1998-2000 and 1999-2001 to surrender their awards voluntarily in exchange for a cash amount approximating the expected future value of the awards. The amounts received by each of the Named Executive Officers as a result of this surrender of awards and cancellation of the plan are included in the Summary Compensation Table.

      Under the SPLP, as established in 1991, certain officers could purchase shares of CSX common stock at fair market value on offering dates in 1991, 1992, 1996 and 1997. Each provided a down payment that remained at risk. A portion of the value used for down payment was provided through a full recourse loan from CSX. The balance of the purchase price was satisfied through non-recourse loans provided by CSX and secured by the shares purchased. Loan interest was set at the Applicable Federal Rate in effect at the time the loans were issued. Participants were to pay the balance due on the loans between July 31, 2001, and August 1, 2003.

      Upon review of the plan, the Committee determined that the arrangement was no longer providing an incentive for executives. Consequently, executives were allowed, on a voluntary basis, to surrender their interests in the SPLP in exchange for forgiveness of the outstanding loans. For executives leaving the SPLP, any down payment was returned, and the tax consequences of the loan forgiveness were addressed through a tax offset payment. The taxable income to each of the Named Executive Officers as a result of this surrender of shares and loan forgiveness is also included in the Summary Compensation Table.

Stock Ownership Guidelines for 2000

     In addition to long-term incentive awards, the Committee believes that, to link the interests of executive officers to those of the Company's shareholders, it is also necessary to require that executive officers own a significant amount of the Company's stock. As a result, the Committee has adopted the following formal stock ownership guidelines:

         Position Equivalent                   Minimum Aggregate Value
         -------------------------------------------------------------

         Chief Executive Officer               6 times base salary

         Vice Chairmen, Business               4 times base salary
         Unit Presidents and
         Executive Vice Presidents

         Senior Vice Presidents                3 times base salary

         Vice Presidents                       2 times base salary

         Assistant Vice Presidents/            1 times base salary
         General Managers and Equivalent

     These guidelines are generally at or above the stock ownership guidelines of the comparison companies. As of December 29, 2000, each Named Executive Officer owned more than the required amount of the Company's stock, as did all the executive officers who have more than four years of Company service.

2000 Compensation for the Chief Executive Officer

     For 2000, the Company's most highly compensated executive was John W. Snow, Chairman, President, and Chief Executive Officer. Mr. Snow's 2000 performance was reviewed by the Committee and discussed with the non-employee directors of the Company and Mr. Snow. The Committee's recommendations to the Board concerning the annual and long-term components of Mr. Snow's compensation were based on the considerations discussed below, all of which were accepted without modification by the Board. The performance and other factors on which Mr. Snow's 2000 compensation were based are the same as described for all executive officers pursuant to the executive compensation strategy described earlier in this report and Proxy Statement. Mr. Snow is eligible to participate in the same compensation plans available to other Named Executive Officers of the Company.

     The Committee considered financial and strategic results of the Company in 2000. While the financial performance of CSX was disappointing, the Committee believes that Mr. Snow was successful at completing the difficult and complex integration of Conrail and initiating a turnaround in the operational performance of the consolidated organization. Further, Mr. Snow enhanced the Company's financial position by arranging the sale of CTI Logistx, Inc. ("CTI"), a logistics subsidiary. That transaction continued the effort initiated in 1999 of refocusing the Company in its primary freight transportation business.
Mr. Snow also is a leader in the U.S. transportation industry. The Committee believes Mr. Snow plays a critical role in ensuring that regulatory and legislative initiatives take into account the Company's business and policy objectives. Mr. Snow was Chairman of the Board of Directors of the Association of American Railroads for the year 2000.

     Based upon the Committee's review of external pay practices and its assessment of individual and Company performance, Mr. Snow did not receive an increase in base salary in 2000.

     Under the SEIP, operating income performance of the Company would have resulted in the award of an annual cash incentive bonus for 2000 for Mr. Snow. However, after considering the overall performance of the Company, Mr. Snow recommended that the Committee eliminate such an award. The Committee concurred in the recommendation, exercised its discretion to make downward adjustments under the SEIP, and declined to pay Mr. Snow an annual cash incentive bonus.

     Based upon Mr. Snow's contribution to the Company described above, the Committee approved a long-term incentive award for the Chairman and Chief Executive Officer comprised of non-qualified stock options and cash units issued under the CSX Omnibus Incentive Plan. The combined present value of the award is intended to provide an opportunity for future gain that is competitive and reflective of Mr. Snow's contribution to the organization. The combination of salary, annual incentives and the present value of long-term incentives is intended to provide Mr. Snow with total direct compensation approximating the 55th to 65th percentile of total direct compensation paid to the chief executive officers by the comparison companies.

     The Stock Agreements of Messrs. Snow and Carpenter required them to purchase, at their own expense, an amount of stock equivalent to restricted shares granted to them pursuant to those agreements. To ensure continued availability of commercial financing for those share purchases, the Board determined it advisable to guaranty Messrs. Snow's and Carpenter's loan obligations to Bank of America.

Policy on Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the amount that the Company may deduct for compensation paid to the Chief Executive Officer or any Named Executive Officer who is employed on the last day of the year. However, "performance-based compensation," paid pursuant to a plan that has been approved by shareholders, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the Board committee that establishes such goals consists only of "outside directors" (as defined for purposes of Section 162(m)). The SEIP and the COIP have been approved by the shareholders of the Company.

     The Committee and the Board have considered these requirements. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee and the Board in light of the Company's overall compensation philosophy and objectives. The Company's compensation program for Named Executive Officers has both objective and discretionary elements. Generally, the Committee wishes to maximize the Company's federal income tax deductions for compensation expense and has therefore structured the short-term and long-term incentive elements of executive compensation to meet the requirements for deductibility under Section 162(m). However, the Committee and the Board believe that there are circumstances where the provision of compensation that is not fully deductible may be more consistent with the compensation philosophy and objectives of the Company and/or may be in the Company's and its shareholders' best interests. The Committee's ability to exercise discretion and to retain flexibility in this regard may in certain circumstances outweigh the advantages of qualifying compensation as deductible under Section 162(m).

      The Committee believes that the compensation of executive officers has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Company's performance and total returns to its shareholders.

                                             Compensation Committee

                                             Charles E. Rice, Chairman
                                             Bruce C. Gottwald
                                             John R. Hall
                                             Robert D. Kunisch
                                             Frank S. Royal, M.D.,
                                                 the entire Committee

                                             Richmond, Virginia
                                             February 13, 2001

2. APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     As recommended by the Audit Committee, the Board of Directors designated, subject to ratification by the shareholders, the firm of Ernst & Young LLP as independent auditors to audit and report on CSX's financial statements for the fiscal year 2001. Action by shareholders is not required by law in the appointment of independent auditors, but their appointment is submitted by the Board in order to give shareholders the final choice in the designation of independent auditors.

     Ernst & Young LLP has no direct or indirect financial interest in CSX or in any of its subsidiaries, nor has it had any connection with CSX or any of its subsidiaries in the capacity of promoter, underwriter, voting trustee, director, officer or employee. Representatives of Ernst & Young LLP will be present at the meeting of shareholders and will be afforded an opportunity to make a statement if they desire to do so. It also is expected they will be available to respond to appropriate questions.

           The Board of Directors recommends a vote FOR this proposal.

3. APPROVAL OF THE CSX 2001 EMPLOYEE STOCK PURCHASE PLAN

     The Board of Directors has adopted the 2001 Employee Stock Purchase Plan (the "Plan"), subject to approval by CSX shareholders. The Plan provides a means for CSX employees to authorize payroll deductions on a voluntary basis to be used for the periodic purchase of CSX stock. All employees participating in the Plan will have equal rights and privileges. Under the Plan, eligible participants will be able to purchase shares at a price equal to 85 percent of the fair market value of CSX stock at either the beginning of an offering period or at the end of the offering period, whichever is less. The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Internal Revenue Code of 1986, as amended (the "Code").

     The Board of Directors believes that the Plan will encourage broader stock ownership by employees of CSX and thereby provide an incentive for employees to contribute to the continued profitability and success of CSX. In particular, the Board intends that the Plan offer a convenient means for employees who might not otherwise purchase and hold CSX common stock to do so and that the discounted sale feature of the Plan provide a meaningful inducement to participate.
The Board believes that employees' continuing economic interest, as shareholders, in the performance and success of CSX will enhance the entrepreneurial spirit of CSX, which can greatly contribute to long-term profitability.

Summary of Plan

     The following is a description merely of the material features of the Plan. The full Plan is set forth as Appendix B to this Proxy Statement, and the following is qualified in its entirety by reference to Appendix B.

     The maximum number of shares that may be purchased under the Plan is 1.6 million shares, subject to appropriate adjustment in the case of any stock split, stock dividend, reclassification, or similar extraordinary corporate event affecting CSX stock. Shares delivered under the Plan can be either previously unissued shares or shares acquired by CSX in the open market.

     The Plan will be administered by a committee of directors appointed by the Board of Directors (the "Committee"). The Committee will have authority to interpret the Plan, construe its terms, adopt rules and regulations, prescribe forms, and make all determinations under the Plan.

     Effectively, any full-time employee of CSX or any designated subsidiary will be eligible to participate in the Plan. Full-time employees are employees whose customary employment with CSX or any designated subsidiary is more than 20 hours per week and more than five months per year. Approximately 44,000 CSX employees currently could be eligible to participate.

     An eligible employee may enroll for an offering period by filing an enrollment form with CSX at least 45 days before the period commences. After initial enrollment in the Plan, the employee will be automatically re-enrolled in the Plan for subsequent offering periods unless he or she files a notice of withdrawal before a new offering period begins, terminates employment, or otherwise becomes ineligible to participate.

     Upon enrollment in the Plan, the employee must elect the rate at which he or she will make payroll contributions for the purchase of CSX stock. Elections can be in an amount not less than $25 per month, although an employee's contributions will be adjusted downward to the extent necessary to ensure that he or she will not purchase CSX stock having a fair market value, as of the beginning of the offering period, in excess of $25,000 in any single calendar year. The maximum number of shares that can be purchased each year is 2,500. All employee contributions will be made by means of direct payroll deduction. The contribution rate elected by a participant will continue in effect until modified by the participant, except that an employee may not increase his or her previously elected contribution rate during an offering period and, unless otherwise authorized by the Committee, may elect to decrease his or her previously elected contribution rate no more than once during a given offering period. No additional contributions are permitted by a participant during a given offering period if his or her contribution rate is reduced to zero.

     An employee's contributions will be credited to an account maintained on behalf of such employee. The Plan provides that the initial "offering period" means the approximately one-year period commencing on the first trading day after December 1 and terminating on the last trading day in the following November, except that the initial offering period under the Plan will commence December 1, 2001 (or as soon as practicable thereafter) and terminate on November 30, 2002. The Committee may change the beginning date, ending date, and duration of offering periods on a prospective basis, provided that offering periods will in all cases comply with applicable limitations under Section 423 of the Code.

     As described above, CSX will sell shares directly to the custodian for employees' accounts at a price equal to the lesser of 85 percent of the fair market value of CSX stock at the beginning of the offering period or 85 percent of the fair market value of CSX stock at the end of the offering period. Shares purchased under the Plan will be credited to the accounts maintained by the custodian for each participant based upon the average cost of all shares purchased. No interest will be credited on payroll contributions pending investment in CSX stock. Dividends paid on CSX stock credited to participants' accounts will be automatically reinvested in additional shares by the custodian, either through purchases in the market or directly from CSX (no discounts will apply to such dividend reinvestment purchases).

      Participants will have the exclusive right to vote or direct the voting of shares credited to their accounts, and will be permitted to withdraw, transfer, or sell their shares without restriction. Participants' rights under the Plan are nontransferable except pursuant to the laws of descent and distribution.

     A participant may terminate enrollment in the Plan at any time, effective for payroll periods or offering periods beginning after the filing of a notice of termination of enrollment. Enrollment will also terminate upon termination of a participant's employment by CSX or one of its subsidiaries. The custodian will continue to hold CSX common stock for the account of such a participant until the participant sells or withdraws the common stock, but in no event more than one year after the participant ceases to be employed. No refunds from a participant's cash account are permitted except upon termination of enrollment due to termination of employment.

     In the event of a change in control of CSX, the Committee administering the Plan must set a new date to exercise the option. The New Exercise Date must be at least 10 days prior to the date that will constitute the change in control as defined in the Plan.

     CSX will pay costs and expenses incurred in the administration of the Plan and maintenance of accounts, and will pay brokerage fees and commissions for purchases. CSX will not pay brokerage fees and expenses relating to sales of stock acquired under the Plan by participants, and participants may be charged reasonable fees by the custodian for withdrawals of share certificates and other specified services. The custodian will be responsible for furnishing account statements to participants.

     The Board of Directors may amend, alter, suspend, discontinue, or terminate the Plan without further shareholder approval, except that shareholder approval must be obtained within one year after the effectiveness of such action if required by law or regulation or under the rules of any automated quotation system or securities exchange on which CSX common stock is then quoted or listed, or if such shareholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code. Shareholder approval will not necessarily be required for amendments that might increase the cost of the Plan or broaden eligibility. The Plan will continue until terminated by action of the Board, although as noted above the number of shares authorized under the Plan is limited.

     On March 9, 2001, the last reported sale price of CSX common stock on the New York Stock Exchange was $33.33 per share.

Federal Income Tax Consequences

     Rights to purchase shares under the Plan are intended to constitute "options" issued pursuant to an "employee stock purchase plan" within the meaning of Section 423 of the Code. CSX believes that under present law the following Federal income tax consequences would generally result under the Plan:

     (1) No taxable income results to the participant upon the grant of a right to purchase or upon the purchase of shares for his or her account under the Plan (although the amount of a participant's payroll contributions under the Plan will be taxable as ordinary income as if received by the participant).

     (2) If the participant disposes of shares within two years after the first day of an offering period with respect to which he or she purchased the shares or within one year after the purchase date, then at that time the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares on the date of purchase over the amount of the participant's payroll deductions used to purchase the shares. The participant will be considered to have disposed of a share if the participant sells, exchanges, makes a gift or transfers (except by death) legal title to the share.

     (3) If the participant (i) disposes of shares more than two years after the first day of an offering period with respect to which he or she purchased the shares and more than one year after the purchase date, or (ii) dies at any time while holding shares acquired under the Plan, then at the time the participant disposes of the shares he or she will recognize ordinary income in an amount equal to the lesser of (x) the fair market value of the shares on the first day of the offering period, and (y) the excess of the fair market value of the shares on the date of disposition or death over the amount of the participant's payroll deductions used to purchase the shares.

     (4) In addition, the participant will recognize a long-term or short-term capital gain or loss, as the case may be, in an amount equal to the difference between the amount realized upon any sale of CSX common stock and the participant's basis in the common stock (i.e., the purchase price plus the amount, if any, taxed to the participant as ordinary income, as described in (2) and (3) above).

     (5) If the holding periods described in (2) and (3) above are satisfied, CSX will not receive any deduction for Federal income tax purposes with respect to any discount in the sale price of shares purchased under the Plan. If either of the holding periods is not satisfied, CSX generally should be entitled to a tax deduction in an amount equal to the amount taxed to the participant as ordinary income.

     (6) Dividends, if any, on shares purchased pursuant to the Plan will be taxable as ordinary income in the year paid.

     The foregoing provides only a general description of the application of Federal income tax laws to the Plan and does not purport to be complete. The summary does not address the effects of other Federal taxes or taxes imposed under state, local, or foreign tax laws. Because of the complexities of the tax laws, participants are urged to consult a tax advisor as to their individual circumstances.


           The Board of Directors recommends a vote FOR this proposal.

4. SHAREHOLDER PROPOSAL REGARDING CHANGE IN CONTROL EMPLOYMENT AGREEMENTS

     The Amalgamated Bank of New York Long View Collective Investment Fund has submitted the following proposal and statement in support.

     "RESOLVED: The shareholders of CSX Corporation ("CSX" or the "Company") urge the Board of Directors to obtain prior shareholder approval for all future agreements that provide compensation for senior executives if there is a change in control of the Company."

SUPPORTING STATEMENT

     "CSX has entered into employment agreements with Chief Executive Officer John W. Snow and several other senior officers, which agreements provide these officers with special severance compensation in certain situations where there is a change in control of the Company.

     These severance agreements, commonly known as "golden parachutes," provide that if the affected officers resign or are terminated under circumstances covered by the employment agreement, these officers are entitled to receive--

     --   three times the sum of their base salary;

     --   three times the sum of their highest annual bonus;

     --   the continuation of employee welfare benefits; and

     -- an additional payment to compensate them for certain excise taxes imposed on certain change in control payments.

     CSX's golden parachute agreements were adopted without the approval of shareholders, and we believe that shareholders should be able to vote on such agreements in the future, as a means of assessing potential conflicts of interest between executives and shareholders.

     In our view, golden parachutes have the potential to create the wrong incentives, reduce shareholder value and reward mismanagement. A change in control scenario is more likely to occur if executives have managed the company in ways that do not maximize shareholder value, and the existence of golden parachutes can allow covered executives to walk away with millions of dollars even if shareholder value has suffered during their tenure.

     And shareholder value has suffered at CSX in recent years. During the five-year period ending in mid-November 2000, the Company's stock price has declined by 40% while the S&P 500 index has risen 140%.

     We believe that shareholders should have the opportunity to review golden parachute arrangements in the future.

     We urge you to vote FOR this resolution."

MANAGEMENT RESPONSE

     CSX has employment agreements that provide compensation for certain officers in the event of a change in control and subsequent loss of their jobs. Should there be an actual or potential change in control of the Company, protecting and enhancing shareholder value is paramount. The employment agreements have important incentive retention features to ensure that key managers do not leave the Company's employment during a sensitive and important time.

     The retention features of the agreements operate in two important ways. First, they free key officers and managers from concern about immediate loss of employment and income. In order to complete a merger successfully or to thwart an offer that does not appropriately benefit shareholders, it is important to retain these key employees and keep them focused on their jobs at such a crucial juncture.

     Furthermore, CSX's agreements are tailored for the circumstances of a regulated company. The agreements provide no benefits until regulatory approval is granted and the change in control is complete. CSX's principal business unit is its railroad company, CSX Transportation, Inc. Railroads are regulated businesses, and, unlike many other businesses, any merger or change in control process has two crucial steps. First, a corporate approval, including any shareholder approvals, if required, must occur. Second, approval by the federal Surface Transportation Board must be obtained, a process which takes approximately 16 months. Failure to ensure that key managers remain with the Company during this period to keep all functions and operations going would expose shareholders to business risks which could diminish shareholder value.

         The Board of Directors recommends a vote AGAINST this proposal.

ADDITIONAL INFORMATION

Voting Procedures

     Votes are tabulated by three Inspectors of Election. The Company's bylaws provide that a majority of the outstanding shares of stock entitled to vote constitute a quorum at any meeting of shareholders. In accordance with the law of Virginia, the Company's state of incorporation, and the Company's bylaws, directors are elected by a plurality of votes cast by the shares entitled to vote at a meeting at which a quorum is present. For all other proposals, abstentions and broker "non-votes" are not considered to be voting "for" or "against" any proposal or any person nominated for director. The affirmative vote of the majority of shares represented at the meeting and entitled to vote will be required for approval of all other items.

Date for Receipt of Shareholder Proposals

     Shareholder proposals for inclusion in the Proxy Statement for the 2002 Annual Meeting of Shareholders must be received at the principal executive offices of CSX on or before November 26, 2001. If CSX Corporation does not receive notice at its principal executive offices on or before January 25, 2002, of a shareholder proposal for consideration at the 2002 Annual Meeting of Shareholders, the proxies named by the CSX Board of Directors with respect to that meeting shall have discretionary voting authority with respect to that proposal.

Solicitation of Proxies

     The cost of soliciting proxies is being paid by CSX. In addition to solicitation by mail, officers and regular employees of CSX, for no additional compensation, may request the return of proxies by personal conversations or by telephone or telecopy. It also is expected that, for a fee of $12,500 plus reimbursement of certain out-of-pocket expenses, additional solicitation will be made by personal interview, telephone or telecopy under the direction of the proxy solicitation firm of MacKenzie Partners, Inc., 156 Fifth Avenue, New York, New York 10010.

March 26, 2001


                       By Order of the Board of Directors
                                 Alan A. Rudnick
             Vice President-General Counsel and Corporate Secretary

                                                                      Appendix A

                                 CSX Corporation
                         Charter of the Audit Committee

     The Audit Committee's ("Committee") primary functions are to monitor and to review, on behalf of the Board of Directors: the Corporation's financial reports and financial reporting structure; its internal control structure regarding finance, accounting, and financial reporting; and compliance with law and ethical policies. The Audit Committee reports to the full Board of Directors on all matters within the Committee's purview.

     The Committee shall be composed of no fewer than three directors, each of whom is independent of the management of the Corporation and is free of any relationship that would interfere with or otherwise impair his or her exercise of independent judgment as a Committee member. Each member of the Committee shall have a working understanding of corporate financial statements. The Board of Directors shall determine the qualification of each Committee member.

     The independent auditors shall be responsible to the Board of Directors and shall report directly to the Committee, as the Board's representative, on all matters pertaining to its engagement. The Committee shall encourage open communication among the Committee, independent auditors, internal auditors, and Corporation management regarding matters within the Committee's purview. The Committee shall establish a calendar incorporating regular reporting items which it requires from independent auditors, internal auditors, and management during the year.

     In carrying out its responsibilities:

     1. The Committee annually will review the independent auditors and shall recommend to the Board the firm of independent auditors to be employed to conduct the annual financial audit. The Committee will review all compensation and fees paid to the independent auditors for audit and non-audit work. The Committee will require the independent auditors to review with the Committee any non-audit assignments and fees incurred, and will assess any impact on the independence of such auditors as a result of non-audit assignments. Neither the Corporation nor its subsidiaries shall employ the independent auditors' firm to perform non-audit work which itself may be subject to audit by the same firm.

     2. In advance of each fiscal year, the Committee will meet with the independent auditors, internal auditors and the Corporation's senior management to review the scope and methodology of the proposed audits for such fiscal year. Independent auditors and internal auditors shall provide regular reports to the Committee during the year on the underlying process and status of their audits and any findings or preliminary conclusions that have been reached.

     3. Management and the independent auditors shall review with the Committee the Corporation's annual financial statements. Throughout the year, the independent auditors shall review with the Committee their assessment as to the adequacy of the Corporation's structure of internal controls over financial accounting and reporting, and their qualitative judgments as to accounting principles employed by the Corporation and the conclusions expressed in the Corporation's financial reports. The independent auditors shall review with the Committee significant judgments made by management in the preparation of the financial statements.

     4. The independent auditors, internal auditors, and legal affairs management shall identify to the Committee significant business, financial, or legal issues which may significantly impact the Corporation's financial statements and internal control systems. At least annually, management shall report to the Committee as to all significant litigation in which the Corporation and its subsidiaries are engaged, as well as the anticipated impact of such litigation on the Corporation.

     5. The independent auditors shall identify to the Committee any areas of disagreement with management in the preparation of financial statements.

     6. As needed, the Committee will receive reports as to material violations of the Corporation's Code of Ethics and other compliance responsibilities. At least annually, management shall review with the Committee the Corporation's monitoring of the Code of Ethics and procedures to ensure compliance with laws and governmental regulations.

     7. Both the independent auditors and internal auditors shall report as soon as possible to the Committee any material weaknesses in internal control systems.

     8. At all meetings of the Audit Committee, the independent auditors shall have the opportunity to meet with the members of the Committee without members of management present.

     9. The Committee shall also be responsible for approving, as may be required by the New York Stock Exchange ("NYSE"), any related party transactions.

     10. The Audit Committee shall have available to it such support personnel, including management staff, outside auditors, attorneys, and consultants, as it deems necessary to discharge its responsibilities.

                                                                      Appendix B

                                 CSX Corporation
                       2001 Employee Stock Purchase Plan

1.   Purpose.

          The purpose of this 2001 Employee Stock Purchase Plan (the "Plan") is to provide employees of CSX Corporation (the "Company") and its Designated Subsidiaries with an opportunity to purchase Stock of the Company through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's shareholders, and to provide a benefit that will assist the Company in competing to attract and retain employees of high quality. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under
     Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that Section of the Code.

2.   Definitions.

          For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms as defined in Section 1 hereof:

     (a) "Account" means the account maintained on behalf of the participant by the Custodian for the purpose of investing in Stock and engaging in other transactions permitted under the Plan.

     (b) "Administrator" means the person or persons designated to administer the Plan under Section 13(a).

     (c)  "Board" means the Company's Board of Directors.

     (d)  "Change in Control" means:

          (1) Stock Acquisition. The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control:
               (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 2(d); or

          (2) Board Composition. Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

          (3) Business Combination. Approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or its principal subsidiary (a "Business Combination") that is not subject, as a matter of law or contract, to approval by the Surface Transportation Board or any successor agency or regulatory body having jurisdiction over such transactions (the "Agency"), in each case, unless, following such Business Combination:

               (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50 percent of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or its principal subsidiary or all or substantially all of the assets of the Company or its principal subsidiary either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be;

               (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20 percent or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and

               (iii) at least a majority of the members of the Board of
                     Directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

          (4) Regulated Business Combination. Consummation of a Business Combination that is subject, as a matter of law or contract, to approval by the Agency (a "Regulated Business Combination") unless such Business Combination complies with clauses (i), (ii)
               ------
               and (iii) of subsection (3) of this Section 2(d); or

          (5) Liquidation or Dissolution. Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company or its principal subsidiary.

          If any Change in Control is a Regulated Business Combination, but its implementation involves another "Change in Control" that is not a Regulated Business Combination within the meaning of this Section 2(d), then for all purposes of the Plan, such Change in Control shall not be deemed to be a Regulated Business Combination, the provisions governing a Regulated Business Combination shall not apply, and the provisions governing such other Change in Control shall apply.

     (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

     (f) "Committee" means a committee of two or more directors designated by the Board to administer the Plan.

     (g) "Custodian" means a custodian or any successor thereto as appointed by the Board from time to time.

     (h) "Designated Subsidiaries" means the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to have their Employees participate in the Plan.

     (i) "Employee" means any individual employed by the Company or a Designated Subsidiary as a Full Time Employee.

     (j)  "Enrollment Date" means the first day of the next Offering Period.

     (k)  "Exercise Date" means the last day of each Offering Period.

     (l) "Fair Market Value" means the fair market value of a share of Stock as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the average of the highest and lowest sales price of a share of Stock reported on a consolidated basis for securities listed on the New York Stock Exchange for trades on the date as of which such value is being determined or, if that day is not a Trading Day, then on the latest previous Trading Day.

     (m) "Full Time Employee" means an employee whose customary employment with the Company or a Designated Subsidiary is more than 20 hours per week and more than five months per year.

     (n) "Offering Period" means the approximately one-year period commencing on the first Trading Day of December and terminating on the last Trading Day of the following November. The beginning and ending dates and duration of Offering Periods may be changed pursuant to Section 4 of the Plan.

     (o) "Purchase Price" means an amount equal to 85 percent of the Fair Market Value of a share of Stock on the Enrollment Date or 85 percent of the Fair Market Value of a share of Stock on the Exercise Date, whichever is lower.

     (p) "Reserves" means the number of shares of Stock covered by all options under the Plan which have not yet been exercised and the number of shares of Stock which have been authorized for issuance under the Plan but which have not yet become subject to options.

     (q) "Stock" means the Company's Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to Section
          18 hereof.

     (r) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

     (s) "Trading Day" means a day on which the New York Stock Exchange is open for trading.

3.   Eligibility.

     (a) All Employees (as determined in accordance with Section 2(i) hereof) of the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan, subject to Section 5(a).

     (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase such stock possessing five percent or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time, or (iii) in excess of 2,500 shares of stock for each calendar year in which such option is outstanding at any time.

     (c) All participants in the Plan shall have equal rights and privileges (subject to the terms of the Plan) with respect to options outstanding during any given Offering Period.

4.   Offering Periods.

     The Plan shall have consecutive Offering Periods with an initial Offering Period commencing on the first Trading Day in December, 2001 and terminating in the last Trading Day of November, 2002. The Committee shall have the power to change the beginning date, ending date and duration of Offering Periods with respect to future offerings without shareholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code.

5.   Participation.

     (a) Any person who will be an eligible Employee on a given Enrollment Date may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Administrator at least 45 days prior to such Enrollment Date.

     (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in
          Section 10 hereof.

6.   Payroll Deductions.

     (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount not less than twenty-five dollars ($25).

     (b) All payroll deductions made for a participant shall be credited to his or her Account under the Plan. Payroll deductions shall be withheld in whole dollar increments only, unless otherwise determined by the Committee. A participant may not make any additional payments into such Account.

     (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease the rate of his or her payroll deductions during the Offering Period, by completing and filing with the Administrator a new subscription agreement authorizing a change in payroll deduction rate. Unless otherwise authorized by the Committee, a participant may not change his or her payroll deduction rate more than once during any Offering Period. The change in rate shall be effective with the first payroll period following 30 business days after the Administrator's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

     (d)  The foregoing notwithstanding, to the extent necessary to comply with
          Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be terminated at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") that the aggregate of all payroll deductions accumulated with respect to the Current Offering Period equals $21,250 (or such other limit as may apply under Code Section 423(b)(8)). Payroll deductions shall recommence at the rate provided in such participant's subscription agreement (as previously on file or as changed prior to the re-commencement date in accordance with
          Section 6(c)) at the beginning of the next Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

     (e) The Company or any Designated Subsidiary is authorized to withhold from any payment to be made to a participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, including any disposition of shares acquired under the Plan, and a participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding. At the time of a participant's exercise of an option or disposition of shares acquired under the Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of shares or cash from the participant's Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of

          Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

7.   Grant of Option.

     On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in
Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. To the extent not exercised, the option shall expire on the last day of the Offering Period.

8.   Exercise of Option.

     Participant's option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her Account. Shares purchased shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Committee. If fractional shares are not to be purchased for a participant's Account, any payroll deductions accumulated in a participant's Account not sufficient to purchase a full share shall be retained in the participant's Account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

9.   Delivery of Shares; Participant Accounts.

     (a) At or as promptly as practicable after the Exercise Date for an Offering Period, the Company will deliver the shares of Stock purchased to the Custodian for deposit into the participant's Account.

     (b) Cash dividends on any Stock credited to a participant's Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to participants. All cash dividends paid on Stock credited to participants' Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of Stock in connection with the Plan for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Committee, either (i) in transactions on any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions, or (ii) directly from the Company at 100 percent of the Fair Market Value of a share of Stock on the dividend payment date. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a participant's Account will be credited to such Account. In the event of any other non-cash dividend or distribution in respect of Stock credited to a participant's Account, the Custodian will, if reasonably practicable and at the direction of the Committee, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment.

     (c) Each participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such Account) on any matter as to which the approval of the Company's shareholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company shareholders.

10.  Withdrawal of Payroll Deductions or Shares; Termination of Employment.

     (a) If a participant decreases his or her payroll deduction rate to zero during an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Administrator a new subscription agreement.

     (b) Upon a participant's ceasing to be an Employee for any reason (including upon the participant's death), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's Account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under Section 14 hereof, and such participant's option shall be automatically terminated.

     (c) If a participant elects to withdraw shares, one or more certificates for whole shares shall be issued in the name of, and delivered to, the participant, with such participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a participant's Account to a broker-dealer or financial institution that maintains an account for the participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such participant based on the Fair Market Value of a share of Stock on the date of transfer. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Committee and the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 10(e) hereof.

     (d) Upon a participant's ceasing to be an Employee for any reason, the Custodian will continue to maintain the participant's Account until the earlier of such time as the participant withdraws or transfers all Stock in the Account or one year after the participant ceases to be employed by the Company and its Subsidiaries. At the expiration of such one-year period, the assets in participant's Account shall be withdrawn or transferred as elected by the participant or, in the absence of such election, as determined by the Committee.

     (e) Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 10(c)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the Plan by a participant.

11.  Interest.

     No interest shall accrue on the payroll deductions of a participant in the Plan.

12.  Stock.

     (a) The maximum number of shares of Stock which shall be made available for sale under the Plan shall be 1.6 million shares, subject to adjustment as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or shares acquired by the Company in the open market.

     (b) The participant shall have no interest or voting right in shares purchasable upon exercise of his or her option until such option has been exercised.

     (c) Shares acquired through dividend reinvestment shall be purchased on the open market unless otherwise determined by the Committee.

13.  Administration.

     (a) The Plan shall be administered by the Committee. The Committee shall have full and final authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee may, in its discretion, delegate authority to the Administrator. Every finding, decision and determination made by the Committee or Administrator shall, to the full extent permitted by law, be final and binding upon all parties (except for any reserved right of the Committee to review a finding, decision or determination of the Administrator). The Committee, Administrator, and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or any Designated Subsidiary, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee or Administrator and any officer or employee of the Company or any Designated Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

     (b) The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each Participant, an Account and any subaccounts as may be necessary or desirable for the administration of the Plan.

14.  Designation of Beneficiary.

     (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's Account under the Plan in the event of (i) such participant's death subsequent to an Exercise Date on which the option is exercised but prior to a distribution to such participant of shares or cash then held in the participant's Account or (ii) such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

     (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, any shares or cash otherwise deliverable under Section 14(a) shall be delivered to the participant's estate.

15.  Transferability.

     Neither payroll deductions credited to a participant's Account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

16.  Use of Funds.

     All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

17.  Reports.

     An individual Account shall be maintained by the Custodian for each participant in the Plan. Statements of Account shall be given to each participant at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Committee.

18. Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, or Change in Control.

     (a) Changes in Capitalization. The Committee shall proportionately adjust the Reserves and the price per share and the number of shares of Stock covered by each option under the Plan which has not yet been exercised for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event which affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Committee with respect to any such adjustment shall be final, binding and conclusive.

     (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

     (c) Change in Control. In the event of a Change in Control the Committee shall shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date that will constitute the Change in Control. The Committee shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

19.  Amendment or Termination.

     (a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors by shortening the Offering Period and accelerating the Exercise Date to a date not prior to the date of such Board action if the Board determines that termination of the Plan is in the best interests of the Company and its shareholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant, and any amendment will be subject to the approval of the Company's shareholders not later than one year after Board approval of such amendment if such shareholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such shareholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit any amendment to shareholders for approval.

     (b) Without shareholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each participant properly correspond with amounts withheld from the participant's compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan.

20.  Notices.

          All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21.  Conditions Upon Issuance of Shares.

          The Company shall not be obligated to issue shares with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

22.  Plan Effective Date and Shareholder Approval.

          The Plan has been adopted by the Board on February 14, 2001, but shall become effective upon approval by the Company's shareholders by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code within 12 months after the date the Plan was adopted and prior to the first Exercise Date. In the event shareholders fail to so approve the Plan, all options granted under the Plan shall be canceled, all payroll deductions shall be refunded, and the Plan shall be terminated.

                                                                           PROXY

 [CSX Logo
appears here]


                                 CSX Corporation

           This Proxy is Solicited on Behalf of The Board of Directors
                     For The Annual Meeting on May 1, 2001.




 The undersigned hereby appoints John W. Snow, Mark G. Aron, and Alan A. Rudnick, or any one of them, with the power of substitution in each, or the designated Trustee of any applicable employee benefit plan, proxies to vote all stock of the undersigned on the following proposals and, in their discretion, upon such other matters as may properly come before the Annual Meeting of Shareholders to be held at The Greenbrier, White Sulphur Springs, WV, on May 1, 2001, and at all adjournments thereof.




                 (Continued and to be signed on reverse side.)





To Our Shareholders:


TO VOTE: Whether or not you are able to attend the Annual Meeting of Shareholders, it is important that your shares be represented, no matter how many shares you own. On the reverse side of this card are instructions on how to vote for the election of directors and all other proposals. You may vote by telephone, over the Internet, or by mail.

TO RECEIVE FUTURE ANNUAL REPORTS AND PROXY STATEMENTS BY INTERNET: To take advantage of this offer, please go to the web address on the reverse side of this proxy card or follow the instructions provided as you vote by phone or Internet. You must have access to a computer with Internet access to be eligible. Selecting this option means that you will no longer receive a printed copy of the CSX Annual Report and Proxy Statement unless you request one. Next year you will receive a printed proxy card that will direct you to the Internet web site where the annual report and proxy statement will be posted. By consenting to electronic delivery you will help CSX reduce printing and postage costs, supporting a company-wide effort to reduce overhead.

You may cancel your enrollment in this process at any time by written notification to Computershare Investor Services, 2 North LaSalle Street, Chicago, IL, 60602.


TO ATTEND THE ANNUAL MEETING: If you are planning to attend the Annual Meeting and Luncheon, please complete the enclosed reservation form and return it in the envelope provided, addressed to Office of Corporate Secretary at CSX Corporation. Your ticket(s) to the Annual Meeting and Luncheon will be available for pickup at the CSX registration desk on Monday afternoon and Tuesday morning at The Greenbrier. TICKETS WILL NOT BE MAILED IN ADVANCE OF THE ANNUAL MEETING.


TO STAY AT THE GREENBRIER: If you are planning to stay at The Greenbrier, you will need to make your reservations directly with The Greenbrier. Shareholder House Party information and rates are included on the enclosed brochure.

                                 CSX CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


[                                                                             ]

The Board of Directors of CSX Corporation recommends a vote FOR items 1, 2 and 3, and AGAINST item 4. Shares will be so voted unless you otherwise indicate.



1. Election of Directors                                                                          For All
   Nominees: 01-E.E. Bailey; 02-H.F. Baldwin; 03-C.S. Brinegar;                  For      W/H      Except
   04-R.L. Burrus, Jr.; 05-B.C. Gottwald; 06-J.R. Hall; 07-E.B. Jones;           |_|      |_|        |_|
   08-R.D. Kunisch; 09-J.W. McGlothlin; 10-S.J. Morcott;
   11-C.E. Rice; 12-W.C. Richardson; 13-F.S. Royal, M.D.;
   14-J.W. Snow.

To withhold authority to vote for any individual nominee(s), write the name(s) on the line below.


-------------------
Nominee Exception


 2. Appointment of Ernst & Young LLP as              For     Against    Abstain
     independent certified public accountants;       |_|       |_|        |_|




 3. Approval of the CSX 2001 Employee Stock
     Purchase Plan;                                  |_|       |_|        |_|



 4. Shareholder proposal regarding Change of
     Control Employment Agreements.                  |_|       |_|        |_|






Sign exactly as your name appears above. Joint owners sign individually;                            Date: ------------------
corporation proxies sign by authorized officer. Indicate if signor is executor,      Please Sign: --------------------------
administrator, trustee, etc.                                                         Please Sign: --------------------------

CONTROL NUMBER               -  DETACH PROXY CARD HERE  -

                                                                     [CSX Logo
                                                                   appears here]


TO VOTE BY PHONE            o Call toll free 1-877-587-0759 in the United States
   [GRAPHIC]                  or Canada prior to 12:00 midnight, Sunday, April
                              29, 2001, on a touch tone telephone.

                            o Option #1: To vote as the Board of Directors
                              recommends on ALL proposals: Press 1. When asked, please confirm your vote by pressing 1.

                            o Option #2: If you choose to vote on each proposal
                              separately, press 0 and follow the simple recorded instructions.
TO VOTE BY INTERNET
    [GRAPHIC]               o Go to the following website prior to 12:00
                              midnight, Sunday, April 29, 2001:
                              www.computershare.com/us/proxy

                            o Enter the information requested on your computer
                              screen, including your six-digit Control Number located on this form, above left.

                            o Follow the simple instructions on the screen.

-The above methods are quick, easy, and available 24 hours a day, 7 days a week through Sunday, April 29, 2001.

TO VOTE BY PROXY CARD       o Complete and sign the proxy printed above.
    [GRAPHIC]
                            o Tear at the perforation, and mail the proxy card
                              in the enclosed, postage paid envelope addressed to CSX, P.O. Box 7050, Rockford, Illinois 61125-9944.

    -Mailed proxies must be received no later than Monday, April 30, 2001.

PLEASE DO NOT VOTE BY MORE THAN ONE METHOD; THE LAST VOTE RECEIVED WILL BE THE OFFICIAL VOTE.


TO VIEW ANNUAL REPORT       o Please go to the following website:
& PROXY STATEMENT
ON-LINE                          www.csx.com/aboutus/financial

TO CONSENT TO ELECTRONIC    o Please go to the following website and follow the
DISSEMINATION OF ANNUAL       prompts to receive your annual report and proxy
REPORT & PROXY STATEMENT      statement electronically, saving CSX shareholders
IN 2002                       the expense of printing and mailing the materials:

                                              www.csxconsent.com

TO ATTEND THE ANNUAL        o Place your unique Control Number (found on this
MEETING AND LUNCHEON          form, above left immediately under the
     [GRAPHIC]                perforation) in the Control Number space on the
                              invitation, along with other requested
                              information. Mail in the return envelope addressed to CSX CORPORATION, Attn: Office of the Corporate
                              Secretary, P.O. Box 85629, Richmond, VA
                              23285-5629.